Exhibit 99.1

INDEX

Report of Independent Registered Public Accounting Firm

Consolidated Balance Sheets as of December 28, 2008 and December 30, 2007

Consolidated Statements Operations for the years ended December 28, 2008, December 30, 2007, and December 31, 2006

Consolidated Statements of Cash Flows for the years ended December 28, 2008, December 30, 2007, and December 31, 2006

Consolidated Statements of Changes in Stockholders’ (Deficit) Equity for the years ended December 28, 2008, December 30, 2007, and December 31, 2006

Notes to Consolidated Financial Statements

 Report of Independent Registered Public Accounting Firm

To Board of Directors and Shareholders
Chesapeake Corporation:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Chesapeake Corporation and its subsidiaries (the "Company") at December 28, 2008 and December 30, 2007, and the results of their operations and their cash flows for each of the three years in the period ended December 28, 2008 in conformity with accounting principles generally accepted in the United States of America.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.  We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, Chesapeake Corporation and its U.S. subsidiaries filed voluntary petitions under Chapter 11 of the United States Bankruptcy Code.  This action raises substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As discussed in Note 10, “Income Taxes” and Note 11, “Employee Retirement and Postretirement Benefits” to the consolidated financial statements, the Company changed the manner in which it accounts for uncertain tax positions in 2007 and defined benefit pension and other postretirement plans in 2006, respectively.

/s/ PriceWaterhouseCoopers LLP
PriceWaterhouseCoopers LLP

Richmond, Virginia
March 24, 2009

CHESAPEAKE CORPORATION
Consolidated Balance Sheets
	December 28, 2008	December 30, 2007
(in millions)
Assets
Current assets:
Cash and cash equivalents	$30.3	$10.0
Accounts receivable (less allowance of $2.5 and $3.6)	128.8	163.6
Inventories	96.9	121.4
Prepaid expenses and other current assets	39.8	29.9
Income taxes receivable	4.9	6.3
Total current assets	300.7	331.2

Property, plant and equipment:
Plant sites and buildings	145.0	188.8
Machinery and equipment	345.8	388.6
Construction in progress	11.0	12.8
	501.8	590.2
Less accumulated depreciation	245.2	231.5
Net property, plant and equipment	256.6	358.7
Goodwill	55.5	387.4
Other assets	35.3	114.0
Total assets	$648.1	$1,191.3

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$86.1	$147.2
Accrued expenses	94.1	65.2
Environmental liabilities	25.6	16.2
Current obligations under long-term debt agreements	482.8	6.9
Income taxes payable	2.7	1.8
Total current liabilities	691.3	237.3

Long-term debt	59.4	508.4
Environmental liabilities	39.1	58.9
Pensions and postretirement benefits	73.7	36.4
Deferred income taxes	4.7	21.8
Long-term income taxes payable	28.0	28.5
Other long-term liabilities	3.6	17.1
Total liabilities	899.8	908.4

Stockholders’ equity:
Common stock, $1 par value; authorized, 60 million shares; outstanding, 20.6 million shares and 19.9 million shares respectively	20.6	19.9
Additional paid-in capital	95.5	94.2
Accumulated other comprehensive income (loss)	(44.8)	67.5
Retained earnings (accumulated deficit)	(323.0)	101.3
Total stockholders’ (deficit) equity	(251.7)	282.9
Total liabilities and stockholders’ equity	$648.1	$1,191.3

The accompanying Notes to Consolidated Financial Statements are an integral part of the financial statements.

CHESAPEAKE CORPORATION
Consolidated Statements of Operations

For the fiscal years ended: (in millions, except per share data)	December 28, 2008	December 30, 2007	December 31, 2006

Operations:
Net sales	$978.9	$1,059.6	$995.4
Cost of products sold	836.2	880.4	820.1
Selling, general and administrative expenses	131.7	136.3	130.2
Goodwill impairment charge	288.0	-	14.3
Restructuring expenses, asset impairments and other exit costs	46.0	15.8	33.4
Gain on divestitures	-	(1.5)	(3.1)
Other income, net	7.9	4.2	3.7
Operating (loss) income	(315.1)	32.8	4.2
Interest expense, net	56.2	44.6	39.8
Other financing costs	24.8	-	0.6
Loss from continuing operations before taxes	(396.1)	(11.8)	(36.2)
Income tax benefit	(9.3)	(2.3)	(6.7)
Loss from continuing operations	(386.8)	(9.5)	(29.5)
(Loss) income from discontinued operations, net of income tax expense of $0.0, $0.1 and $0.0	(34.7)	0.3	(4.4)
Loss on disposal of discontinued operations, net of income tax expense of $1.7, $1.6 and $0.0	(2.1)	(2.0)	(2.8)
Net loss	$(423.6)	$(11.2)	$(36.7)
Basic earnings per share:
Loss from continuing operations	$(19.83)	$(0.49)	$(1.52)
Discontinued operations, net of income taxes	(1.89)	(0.09)	(0.37)
Basic loss per share	$(21.72)	$(0.58)	$(1.89)
Diluted earnings per share:
Loss from continuing operations	$(19.83)	$(0.49)	$(1.52)
Discontinued operations, net of income taxes	(1.89)	(0.09)	(0.37)
Diluted loss per share	$(21.72)	$(0.58)	$(1.89)
Comprehensive income:
Net loss	$(423.6)	$(11.2)	$(36.7)
Other comprehensive income:
Pension and other postretirement benefit adjustments, net of deferred tax benefit (obligation) of $2.2, $(18.1) and $(15.6)	(81.9)	50.3	27.2
Foreign currency translation	(26.2)	11.7	37.8
Change in fair market value of derivatives	(4.6)	1.5	4.8
Comprehensive (loss) income	$(536.3)	$52.3	$33.1

The accompanying Notes to Consolidated Financial Statements are an integral part of the financial statements.

CHESAPEAKE CORPORATION
Consolidated Statements of Cash Flows

For the fiscal years ended: (in millions, except per share data)	December 28, 2008	December 30, 2007	December 31, 2006
Operating activities:
Net loss	$(423.6)	$(11.2)	$(36.7)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	49.5	53.4	56.6
Goodwill impairment charge	288.0	—	14.3
Asset impairment charge	31.7	—	27.9
Deferred income taxes	(10.1)	(4.4)	(6.9)
Other financing costs	24.8	—	0.6
Environmental indemnification	32.7	—	—
(Gain) loss on sale of property, plant and equipment	(3.2)	4.1	(2.9)
Gain on divestitures	—	(1.5)	(1.7)
Non-cash pension expense	2.3	9.2	16.9
Changes in operating assets and liabilities, net of acquisitions and dispositions:
Accounts receivable, net	0.5	0.6	(10.6)
Inventories	1.5	(5.5)	0.7
Other assets	(3.1)	(2.3)	3.2
Accounts payable and accrued expenses	(2.8)	(12.8)	(9.9)
Income taxes payable	5.1	6.1	(7.4)
Premium paid for early extinguishment of debt	—	—	(0.5)
Contributions to defined benefit pension plans	(19.2)	(19.2)	(23.8)
Other	(6.2)	7.6	1.9
Net cash (used in) provided by operating activities	(32.1)	24.1	21.7

Investing activities:
Purchases of property, plant and equipment	(33.4)	(49.6)	(35.8)
Divestitures	—	—	19.2
Proceeds from sales of property, plant and equipment	23.4	4.1	9.9
Other	0.5	—	—
Net cash used in investing activities	(9.5)	(45.5)	(6.7)

Financing activities:
Net borrowings on credit lines	90.7	33.4	22.5
Payments on long-term debt	(2.7)	(2.2)	(23.5)
Proceeds from long-term debt	0.7	—	3.6
Debt issuance costs	(25.5)	(0.3)	(0.9)
Dividends paid	—	(8.5)	(17.1)
Other	—	0.5	—
Net cash provided by (used in) financing activities	63.2	22.9	(15.4)
Effect of foreign exchange rate changes on cash and cash equivalents	(1.3)	0.7	(0.5)
Increase (decrease) in cash and cash equivalents	20.3	2.2	(0.9)
Cash and cash equivalents at beginning of year	10.0	7.8	8.7
Cash and cash equivalents at end of year	$30.3	$10.0	$7.8

The accompanying Notes to Consolidated Financial Statements are an integral part of the financial statements.

CHESAPEAKE CORPORATION
Consolidated Statements of Changes in Stockholders’ (Deficit) Equity

For the fiscal years ended: (in millions)	December 28, 2008	December 30, 2007	December 31, 2006
Common stock:
Balance, beginning of year	$19.9	$19.8	$19.6
Issuance for employee stock plans	0.7	0.1	0.2
Balance, end of year	20.6	19.9	19.8

Additional paid-in capital:
Balance, beginning of year	94.2	93.6	96.6
Issuance for employee stock plans, net of forfeitures	0.1	0.3	0.2
Elimination of unearned compensation upon adoption of SFAS 123(R)	—	—	(3.9)
Compensation expense	1.2	0.3	0.7
Balance, end of year	95.5	94.2	93.6

Unearned compensation:
Balance, beginning of year	—	—	(3.9)
Elimination of unearned compensation upon adoption of SFAS 123(R)	—	—	3.9
Balance, end of year	—	—	—

Accumulated other comprehensive (loss) income:
Balance, beginning of year	67.5	4.0	(10.1)
Foreign currency translation	(26.2)	11.7	37.8
Pension and other postretirement benefits adjustments	(81.9)	50.3	27.2
Change in fair market value of derivatives	(4.6)	1.5	4.8
Adoption of FASB Statement No. 158	0.4	—	(55.7)
Balance, end of year	(44.8)	67.5	4.0

Retained earnings (accumulated deficit):
Balance, beginning of year	101.3	114.8	168.8
Net loss	(423.6)	(11.2)	(36.7)
Cash dividends declared	—	(4.1)	(17.3)
Adoption of FASB Statement No. 158	(0.7)	—	—
Adoption of FIN 48	—	1.8	—
Balance, end of year	(323.0)	101.3	114.8

Stockholders’ (deficit) equity, end of year	$(251.7)	$282.9	$232.2

The accompanying Notes to Consolidated Financial Statements are an integral part of the financial statements.

1	Summary of Significant Accounting Policies

Financial Statement Presentation

The Consolidated Financial Statements include the accounts and operations of Chesapeake Corporation and all of its subsidiaries (“Chesapeake”).  In 2001, we sold our principal businesses included in the former Merchandising and Specialty Packaging segment and our 5 percent equity interest in Georgia-Pacific Tissue, LLC, which comprised our former Tissue segment.  The remainder of the Land Development segment was liquidated as of the end of the first quarter of 2004.  In 2006, we completed the sale of our French luxury packaging business (“CLP”).  These former businesses are accounted for as discontinued operations (see “Note 3 – Discontinued Operations”).  Chesapeake now reports two segments – Paperboard Packaging and Plastic Packaging.  All significant inter-company accounts and transactions have been eliminated.

On December 29, 2008, subsequent to our fiscal year-end 2008, Chesapeake Corporation and all of its U.S. subsidiaries (the “Chesapeake Chapter 11 Debtors”) filed voluntary petitions under Chapter 11 (“Chapter 11”) of the U.S. Bankruptcy Code (see “Note 2 – Liquidity/Going Concern”).  The consolidated financial statements do not include any adjustments related to this event.

           The consolidated statement of operations for the fiscal year ended December 28, 2008 includes adjustments from prior periods, which were recorded in the first and second quarters of fiscal 2008.  The net impact of the adjustments recorded in the first quarter of fiscal 2008 increased net loss from continuing operations before taxes by $0.6 million, decreased loss from continuing operations by $0.3 million and decreased net loss by $0.3 million.  These adjustments included (1) an overstatement of revenue due to invoicing errors for a particular customer; (2) incorrect capitalization of expenses associated with an inter-company fixed asset transfer; and (3) an understatement of deferred tax assets associated with the sale of one of our U.K. manufacturing facilities. The net impact of the adjustment recorded in the second quarter of fiscal 2008 increased net loss from continuing operations before taxes and loss from continuing operations by $0.2 million.  This adjustment was related to an error in the calculation of an accrued expense.  These adjustments from prior periods, which were recorded in the first and second quarters of fiscal 2008, were deemed immaterial to the current and prior periods.

As of the end of the second quarter of fiscal 2008, we changed our application of Statement of Financial Accounting Standards (“SFAS”) No. 87, Employers' Accounting for Pensions (“SFAS 87”) related to our methodology for calculating the expected return on plan assets component of net periodic pension cost.  Our new method employs actual fair market value of plan assets, which we believe is a preferred method, rather than a market-related value.  This change in accounting policy has been reflected retrospectively to all periods presented.  See Note 11 – “Employee Retirement and Postretirement Benefits” for more information.

 The consolidated statement of operations for the fiscal year ended December 30, 2007 includes adjustments from prior periods that were recorded in the first quarter and fourth quarter of fiscal 2007.  The net impact of the adjustments recorded in the first quarter of fiscal 2007 increased loss from continuing operations before taxes by $0.1 million, loss from continuing operations by $0.7 million and net loss by $0.5 million.  These adjustments included (1) an understatement of taxable income in a non-U.S. tax jurisdiction related to shared expenses of subsidiaries and (2) balance sheet adjustments on central ledgers related to assets that had been previously disposed of or impaired.  The net impact of the adjustment recorded in the fourth quarter of fiscal 2007 increased loss from continuing operations before taxes, loss from continuing operations, and net loss by $0.3 million.  This adjustment was related to depreciation of assets that were acquired in September 2005 when we purchased Impaxx Pharmaceutical Packaging Group, Inc., which is now Chesapeake Pharmaceutical Packaging Company, Inc. (“CPPC”).  These adjustments from prior periods that were recorded in the first quarter and fourth quarter of fiscal 2007 were deemed immaterial to the current and prior periods.

Our 52–53 week fiscal year ends on the Sunday nearest to December 31.  Fiscal years 2006, 2007 and 2008 each contain 52 weeks.

Certain previously reported amounts have been reclassified to conform to the current financial statement presentation.

Use of Estimates

The preparation of consolidated financial statements in conformity with United States generally accepted accounting principles (“GAAP”) requires management to make extensive use of estimates and assumptions that affect the reported amounts and disclosures.  Actual results could differ from these estimates.

Revenue Recognition

We recognize revenue from our packaging businesses in accordance with Staff Accounting Bulletin No. 104.  Revenue from the sale of products is recognized upon passage of title to the customer, which is at the time of product acceptance by the customer provided that:  there are no uncertainties regarding customer acceptance; persuasive evidence of an arrangement exists; the sales price is fixed and determinable; and collectibility is deemed probable.  Sales are reported net of actual returns received, estimated rebates and an amount established for anticipated returns.

Foreign Currency Translation

Our Consolidated Financial Statements are reported in U.S. dollars.  Assets and liabilities of foreign subsidiaries are translated using rates of exchange at the balance sheet date, and related revenues and expenses are translated at average rates of exchange in effect during the year.  Resulting cumulative translation adjustments have been recorded as a separate component within accumulated other comprehensive income (loss) of stockholders’ equity.  Realized gains and losses resulting from foreign currency transactions are included in other income.

Inventories

Inventories are valued at the lower of cost or market, determined principally by the average cost method.  Unless specific circumstances warrant different treatment, the cost bases of inventories six to twelve months old are reduced 50 percent while the cost bases of inventories older than twelve months are reduced to zero.

Accounts Receivable

Trade accounts receivable do not bear interest.  An allowance for doubtful accounts is recorded for estimated losses resulting from the inability of our customers to make required payments.  We review the allowance for doubtful accounts monthly.  Any balances more than six months old are fully reserved unless specific circumstances warrant different treatment.  An additional reserve is made for the potential impact of credit notes issued after the period end.  This reserve is based on the historic level of credit notes experienced, and any known problems with delivered product.

Property, Plant and Equipment

Property, plant and equipment is stated at cost, less accumulated depreciation.  The costs of major rebuilds and replacements of plant and equipment are capitalized, and the costs of ordinary maintenance and repairs are charged to expense as incurred.  Certain costs of software developed or obtained for internal use are capitalized.  When property, plant and equipment is sold or retired, the costs and the related accumulated depreciation are removed from the accounts and the gains or losses are reflected in other income.  Depreciation for financial reporting purposes is computed principally by the straight-line method over the estimated useful asset lives, which range from 10 to 50 years for buildings and improvements and 5 to 20 years for machinery and equipment.  Depreciation expense from continuing operations was $47.9 million in fiscal 2008, $51.7 million in fiscal 2007 and $54.7 million in fiscal 2006.

The carrying value of long-lived assets other than goodwill is evaluated when certain events or changes in circumstances indicate that the carrying amount may not be recoverable.  Asset groupings are considered to be impaired if their carrying value is not recoverable from the estimated undiscounted cash flows associated with the assets.  If we determine an asset grouping is impaired, an impairment is recognized in the amount by which the carrying value exceeds fair market value based on estimated present value of its future cash flows. In the fourth quarter of 2008 we recorded an asset impairment charge in the amount of $31.7 million related to the fixed assets within the pharmaceutical and healthcare reporting unit of the Paperboard Packaging reporting segment.  In the fourth quarter of fiscal 2006 we recorded an asset impairment charge in the amount of $24.9 million related to the fixed assets within our former tobacco reporting unit of the Paperboard Packaging reporting segment.  See “Note 6 — Restructuring Charges” for more information.

Goodwill

Management reviews the recorded value of our goodwill annually on December 1, or sooner if events or changes in circumstances indicate that the carrying amount of our reporting units may exceed their fair values.  Fair value of our reporting units is determined using a discounted cash flow model and confirmed using a guideline public companies model which uses peer group metrics to value a company.  For the discounted cash flow model, management projects future cash flows produced by the reporting units.  The projections of future cash flows are necessarily dependent upon assumptions about our operating performance and the economy in general.  In conjunction with the discussions with our current lenders under our Credit Facility and our continued efforts to refinance the Credit Facility, during the second quarter of fiscal 2008 we accelerated our annual review of our strategic business plan.  This review resulted in a decline in our expectations of the operating performance of our Paperboard Packaging reporting segment as a result of competitive pricing pressure and general economic conditions within this segment.  Based on these results, we recorded an impairment charge of $215.5 million in the pharmaceutical and healthcare packaging and branded packaging reporting units.  Based on our annual analysis as of December 1, 2008, we recorded an additional impairment charge of $72.5 million in the pharmaceutical and healthcare packaging reporting unit as a result of our continued review of the operating performance of the underlying businesses as well as external indicators of the fair value of the reporting units based on discussions and negotiations with potential strategic and financial buyers during 2008.  Based on our annual analysis as of December 1, 2006, we recorded an impairment charge of $14.3 million in our former tobacco packaging reporting unit of the Paperboard Packaging reporting segment.  See “Note 5 — Goodwill and Intangible Assets” for more information.

Financial Instruments

Cash and cash equivalents include highly liquid, temporary cash investments with original maturities of three months or less.  The carrying amounts of temporary cash investments, trade receivables and trade payables approximate fair value because of the short maturities of the instruments.

Financial instruments that potentially subject us to concentrations of credit risk consist principally of temporary cash investments and trade receivables.  We place temporary cash investments in high-quality financial instruments and, by policy, limit the amount of credit exposure related to any one instrument.  Concentrations of credit risk with regard to trade receivables are limited due to the large number of customers and their dispersion across different industries and countries.

Chesapeake uses derivative instruments to manage exposures to foreign currency and interest rate risks.  We principally use forward exchange contracts and interest rate swaps to hedge against these exposures.  Derivative instruments are recorded on the balance sheet as assets or liabilities and measured at fair market value.  Derivatives that are not designated as hedges are adjusted to fair value through other income.  If the derivative is a hedge, depending on the nature of the hedge, changes in the fair value of the derivative are either offset against the change in fair value of the hedged assets, liabilities or firm commitments through earnings in the same financial statement line item as the impact of the hedged item or recognized in accumulated other comprehensive income until the hedged item is recognized in earnings.  If a derivative is used as a hedge of a net investment in a foreign operation, changes in fair value, to the extent effective as a hedge, are recorded in accumulated other comprehensive income.  The ineffective portion of any derivative’s change in fair value is immediately recognized in other income.  Cash flows resulting from the settlement of derivatives used as hedging instruments are included in net cash flows from operating activities.  The contracts that have been designated as hedges of anticipated future cash flows will be marked-to-market through other comprehensive income until such time as the related forecasted transactions affect earnings.  The fair value estimates are based on relevant market information, including current market rates and prices.

Income Taxes

Income taxes are accounted for in accordance with SFAS No. 109, Accounting for Income Taxes, which requires us to recognize deferred tax assets and liabilities for the future tax consequences of events that have been included in the Consolidated Financial Statements.  Deferred tax liabilities and assets are determined based on the differences between the book values and the tax basis of particular assets and liabilities, using tax rates in effect for the years in which the differences are expected to reverse.  Valuation allowances are recorded to reduce deferred tax assets when it is “more likely than not” that a tax benefit will not be realized.  When a company has accrued deferred tax assets, GAAP requires an assessment based on the judgment of management as to whether it is “more likely than not” that the company will generate sufficient future taxable income in order to realize the benefit of those deferred tax assets.  On a quarterly basis, management reviews its judgment regarding the likelihood the benefits of the deferred tax assets will be realized.  During the periodic reviews, management must consider a variety of factors, including the nature, timing and amount of the expected items of taxable income and expense, current tax statutes with respect to applicable carryforward expiration periods and the company’s projected future earnings.  If management determines it is no longer “more likely than not” that a deferred tax asset will be utilized, an offsetting valuation allowance would be recorded to reduce the asset to its net realizable value with a corresponding charge to income tax expense in that period.

Uncertain tax positions are recorded under the guidance of FASB Interpretation No. 48 (“FIN 48”). FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The Interpretation requires that we recognize in the financial statements, the impact of a tax position, if that position is more likely than not of being sustained on audit, based on the technical merits for the position. FIN 48 also provides guidance on derecognizing and classification of income tax related liabilities, interest and penalties, accounting in interim periods and disclosure. The Company has adopted a policy to recognize interest and penalties related to unrecognized tax benefits in income tax expense. Uncertain tax positions are recorded and classified in other current liabilities (if payment is expected within twelve months) and in other long-term liabilities (if payment is expected in more than twelve months).

Share-Based Compensation

On January 2, 2006 we adopted SFAS No. 123 (revised 2004), Share-Based Payment (“SFAS 123(R)”).  We elected to use the modified prospective transition method, which requires the application of the accounting standard as of January 2, 2006, the first day of our fiscal year ending December 31, 2006.  Under this transition method prior period results were not restated.  Prior to January 2, 2006 we accounted for share-based compensation plans in accordance with the provisions of Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and Related Interpretations (“APB 25”) as permitted by SFAS No. 123, Accounting for Stock-Based Compensation (“SFAS No. 123”).  We elected to use the intrinsic value method of accounting for employee and director share-based compensation expense for our noncompensatory employee and director stock option awards and did not recognize compensation expense for the issuance of options with an exercise price equal to or greater than the market price of the underlying common stock at the date of grant.

SFAS 123(R) requires the measurement and recognition of compensation expense for all share-based payment awards made to employees and directors, including employee stock options and restricted stock awards, based on estimated fair values.  Under the modified prospective transition method, the share-based compensation cost recognized beginning January 2, 2006 includes compensation cost for (i) all share-based payments granted prior to, but not vested as of, January 2, 2006 based on the grant date fair value originally estimated in accordance with the provisions of SFAS No. 123, and (ii) all share-based payments granted subsequent to January 1, 2006 based on the grant date fair value estimated in accordance with the provisions of SFAS 123(R).  In March 2005 the SEC issued Staff Accounting Bulletin No. 107 ("SAB 107") relating to SFAS 123(R). We have applied the provisions of SAB 107 in our adoption of SFAS 123(R).

Prior to the adoption of SFAS 123(R) we presented the cash flow benefits for income tax deductions resulting from the exercise of stock options as operating cash flows in the statement of cash flows.  Effective with the adoption of SFAS 123(R) we changed our cash flow presentation such that tax benefits arising from tax deductions in excess of tax benefits recorded on the compensation costs recognized for such options (excess tax benefits) are now classified as financing cash flows.  Also, effective with the adoption of SFAS 123(R), the amount previously classified within equity as “Unearned compensation” was charged to “Additional paid-in-capital.”  As permitted by SFAS 123(R) we elected to use the short cut method to calculate windfall tax benefits available as of the adoption date of SFAS 123(R).

See “Note 13 — Stock Option and Award Plans” for more information regarding our stock-based compensation plans.

Environmental Liabilities

It is our policy to accrue estimated future expenditures for environmental obligations when it is probable such costs will be incurred and when a range of loss can be reasonably estimated.  Future expenditures for environmental obligations are not discounted unless the aggregate amount of the obligations and the amount and timing of the cash payments are fixed and readily determinable.  We periodically review the status of all significant existing or potential environmental issues and adjust our accrual as necessary.  The accrual does not reflect any possible future insurance or indemnification recoveries.

Accruals Related to Restructuring Activities

Restructuring-related costs have been and will be recorded in accordance with SFAS No. 112, Employers’ Accounting for Postemployment Benefits (“SFAS 112”) or SFAS No. 146, Accounting for the Costs Associated with Exit or Disposal Activities (“SFAS 146”), as appropriate.  SFAS 112 applies to post-employment benefits provided to employees under ongoing benefit arrangements, determinable from either our post employment policies or from past practices.  In accordance with SFAS 112, we record such charges when the termination benefits are probable, capable of estimation and attributable to services already rendered and the obligation relates to rights that vest or accumulate.  For termination benefits not otherwise provided under ongoing benefit arrangements SFAS 146 requires recognition of costs associated with an exit or disposal activity when the liability is incurred and can be measured at fair value.  The recognition of restructuring charges requires management to make certain judgments regarding the nature, timing and amount associated with the planned restructuring activities.  At the end of each reporting period, we evaluate the appropriateness of the remaining accrued balances.  Any change of estimates will be recognized as an adjustment to the accrued liabilities in the period of change.

New Accounting Pronouncements

In December 2007 the FASB issued SFAS No. 141R, Business Combinations (“SFAS 141R”). SFAS 141R amends SFAS 141 and provides revised guidance for recognizing and measuring identifiable assets and goodwill acquired, liabilities assumed, and any noncontrolling interest in the acquiree. It also provides disclosure requirements to enable users of the financial statements to evaluate the nature and financial effects of the business combination. It is effective for fiscal years beginning on or after December 15, 2008 and will be applied prospectively. We do not expect  SFAS 141R to have a significant impact on our financial statements.

In December 2007 the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB No. 51 (“SFAS 160”). SFAS 160 requires that ownership interests in subsidiaries held by parties other than the parent, and the amount of consolidated net income, be clearly identified, labeled, and presented in the consolidated financial statements. It also requires that once a subsidiary is deconsolidated, any retained noncontrolling equity investment in the former subsidiary be initially measured at fair value.  Sufficient disclosures are required to clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. It is effective for fiscal years beginning on or after December 15, 2008 and requires retroactive adoption of the presentation and disclosure requirements for existing minority interests. All other requirements shall be applied prospectively. We are currently evaluating the impact that SFAS 160 will have on our financial statements.

In March 2008 the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities—an amendment of FASB Statement No. 133 (“SFAS 161”).  SFAS 161 requires enhanced disclosures about an entity’s derivative and hedging activities and thereby improves the transparency of financial reporting.  SFAS 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008.  We are currently evaluating the impact that SFAS 161 will have on our financial statements.

In June 2008 the FASB issued FASB Staff Position No. EITF 03-6-1, Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities (“FSP EITF 03-6-1”).  FSP EITF 03-6-1 states that unvested share-based payment awards that contain nonforfeitable rights to dividends are participating securities and therefore shall be included in the earnings per share calculation pursuant to the two class method described in SFAS No. 128 Earnings Per Share.  FSP EITF 03-6-1 is effective for financial statements issued for fiscal years beginning after December 15, 2008, and requires all prior-period earnings per share data to be adjusted retrospectively.   We are currently evaluating the impact that FSP EITF 03-6-1 will have on our financial statements.

In December 2008 the FASB issued FASB Staff Position No. 132(R)-1, Employers’ Disclosures about Postretirement Benefit Plan Assets (“FSP FAS 132(R)-1”).  FSP FAS 132(R)-1 amends FAS 132(R) and provides guidance on an employer’s disclosure about plan assets of a defined benefit pension or other postretirement plan.  FSP FAS 132(R)-1 is effective for financial statements issued for fiscal years beginning after December 15, 2009.  We are currently evaluating the impact FSP FAS 132(R)-1 will have on our financial statements.

2	Liquidity / Going Concern

For the fiscal years ended December 28, 2008, December 30, 2007 and December 31, 2006, we incurred net losses of $423.6 million, $11.2 million and $36.7 million, respectively. As a result the Company has a total stockholders' deficit of $251.7 million at December 28, 2008.  Factors contributing to these net losses included, but were not limited to:  goodwill impairment charges, asset impairment charges, costs associated with our cost-savings plan and other restructuring efforts, environmental remediation costs, price competition, rising raw material costs and lost customer business due to geographic shifts in production within the consumer products industry which we serve.  Certain of the above factors, such as goodwill or other asset impairments, are non-cash charges and therefore do not have a direct impact on our liquidity.  The current challenging economic climate may also lead to adverse changes in working capital levels or additional pension expense and funding requirements, which may also have a direct impact on our results and financial position.  These and other factors may adversely affect our liquidity and our ability to generate profits in the future.

Our senior secured bank credit facility (the “Credit Facility”) is classified as a current liability at December 28, 2008 based on its scheduled maturity in February 2009.

Our outstanding 10-3/8% Sterling-denominated senior subordinated notes due in 2011 and our 7% euro-denominated senior subordinated notes due in 2014 are in default as of December 28, 2008 as a result of our failure to pay interest due.  Therefore, both subordinated notes are classified as current liabilities.  All of our other outstanding long-term debt was not in default as of December 28, 2008 and remain classified as long-term debt.

In February 2004 the Credit Facility, under which we can guarantee loan note balances and borrow up to $250 million, was amended and restated and its maturity extended to February 2009.  Amounts available to be borrowed under the Credit Facility are limited by the amount currently borrowed and the amounts of outstanding letters of credit ($5.0 million at December 28, 2008).  Nominal facility fees are paid on the unutilized credit line capacity and interest is charged primarily at LIBOR plus a margin based on our leverage ratio.  We are required to pay a fee, which varies based on our leverage ratio, on the outstanding balance of certain loan notes and letters of credit.  Subject to the terms of the agreement, a portion of the borrowing capacity of the revolving credit facility and net proceeds of the term debt component of the facility may be used to finance acquisitions and to refinance other debt.  The Credit Facility is collateralized by a pledge of inventory, receivables, intangible assets and other assets of Chesapeake Corporation and certain U.S., United Kingdom (“U.K.”), Republic of Ireland and mainland European subsidiaries.  The Credit Facility is guaranteed by Chesapeake Corporation, each material U.S. subsidiary and certain U.K., Republic of Ireland and mainland European subsidiaries, although most U.K. subsidiary borrowers and European guarantors only guarantee borrowings made by U.K. subsidiaries.  Obligations under the Credit Facility are collateralized by a security interest in substantially all tangible assets of the Company’s European subsidiaries.

In February 2006 the senior credit facility was amended to make certain technical corrections and amendments, add provisions to accommodate strategic initiatives of the Company and adjust certain financial maintenance covenants during 2006 and 2007.  Subsequent amendments to the agreement were made effective in June and December 2007 to further adjust certain financial maintenance covenants through the end of 2007 and, among other things, to limit our ability to fund acquisitions, repay subordinated debt or pay dividends.  On March 5, 2008 we obtained agreement from a majority of the lenders under the Credit Facility to amend the Credit Facility through the end of fiscal 2008.  The amendment affected financial maintenance covenants in all four quarters of fiscal 2008, providing an increase in the total leverage ratios and a decrease in the interest coverage ratios.  In addition, interest rates were increased and basket limitations were imposed for acquisitions, dispositions and other indebtedness, among other changes.  The amendment also stipulated that in the event that the Credit Facility was not fully refinanced prior to March 31, 2008, the Company would provide a security interest in substantially all tangible assets of its European subsidiaries.  During the third quarter of fiscal 2008 the lenders under the Credit Facility obtained security interests in certain of the Company’s assets located in the U.K., Ireland, France, Germany, Belgium and the Netherlands.

On July 15, 2008 we agreed with our lenders on a further amendment of certain provisions of our Credit Facility which increased the permissible total leverage ratio to 7.00:1 for the second fiscal quarter of 2008 and the senior leverage ratio to 3.40:1 for the second fiscal quarter.  In addition, interest rates were increased to 550 basis points over LIBOR.  The amendment also provided for agreement on an amended recovery plan (“Amended Recovery Plan”) for one of our U.K. subsidiaries and its defined benefit pension plan (the "Plan") discussed in Note 11, which provided for an inter-creditor agreement among the Credit Facility lenders, Chesapeake and the Trustee; placed a limit on the future borrowing of the U.S. borrower under the Credit Facility; and provided for a new event of default if The Pensions Regulator in the U.K. issues a Contribution Notice or Financial Support Direction.

On August 1, 2008 we announced that we had proposed a comprehensive refinancing plan to address the upcoming maturity of our Credit Facility as well as our general liquidity needs.  The proposed refinancing plan was expected to include: (1) new senior secured credit facilities to be used to fully repay or replace our existing $250-million Credit Facility and provide incremental liquidity, and (2) an offer to exchange our outstanding 10-3/8% Sterling-denominated senior subordinated notes due in 2011 and our 7% euro-denominated senior subordinated notes due in 2014 for new debt and equity securities.  On October 1, 2008 we agreed with our lenders on an amendment to our Credit Facility which included a waiver, effective as of September 28, 2008, of compliance with certain financial condition covenants through October 31, 2008.  The amendment waived any potential event of default for failure to meet the financial condition covenants.   Effective November 1, 2008, upon the expiration of that waiver, we were in default of the financial condition covenants under the Credit Facility.

On November 1, 2008 we entered into a Forbearance Agreement with our Credit Facility lenders.  Under the Forbearance Agreement our lenders agreed that they would not exercise their rights and remedies in respect of the existing financial condition covenant defaults under the Credit Facility, including accelerating the maturity of outstanding borrowings, through December 10, 2008 subject to the Company's compliance with the terms and conditions of the Forbearance Agreement.  On December 10, 2008 we entered into an agreement to amend and extend the Forbearance Agreement with our Credit Facility lenders.  Under the extension agreement, our lenders agreed they would not exercise their rights and remedies in respect of existing financial condition covenant defaults under the Credit Facility, including accelerating the maturity of outstanding borrowings, through December 23, 2008 subject to the Company's compliance with the terms and conditions of the Forbearance Agreement.  On December 23, 2008 we entered into an agreement to amend and extend the Forbearance Agreement with our Credit Facility lenders.  Under the extension agreement, our lenders agreed they would not exercise their rights and remedies in respect of existing financial condition covenant defaults under the Credit Facility, including accelerating the maturity of outstanding borrowings, through December 30, 2008 subject to the Company's compliance with the terms and conditions of the Forbearance Agreement.

If we did not comply with the terms of the Forbearance Agreement, the lenders under the Credit Facility could require immediate payment of all amounts outstanding under the Credit Facility and terminate their commitments to lend under the Credit Facility.  Pursuant to cross-default provisions in many of the instruments that govern our other outstanding indebtedness, including our senior subordinated notes due in 2011 and 2014, an acceleration of the maturity of the borrowings under our Credit Facility could require immediate payment of substantially all of our other outstanding indebtedness.  Due to the fact that such acceleration had not occurred as of December 28, 2008, we classified our other outstanding indebtedness with maturities in excess of one year from the balance sheet date as long-term liabilities.  Our senior subordinated notes due in 2011 and 2014 are classified as short-term liabilities due to our failure to pay interest.  Further, the Company currently lacks access to alternative sources of liquidity that would be necessary to repay the amounts due under our Credit Facility at its maturity, or sooner, if accelerated in accordance with the terms of the Credit Facility or through cross-default provisions of certain of our other indebtedness.  Failure to successfully implement a restructuring or refinancing plan or otherwise address access to alternative sources of liquidity raises substantial doubt about our ability to continue as a going concern.  The consolidated financial statements do not include any adjustments that might result from an adverse outcome of these uncertainties.

Bankruptcy Filing

On October 1, 2008 we announced that the holders of more than 70 percent of the principal amount of our outstanding 10-3/8% Sterling-denominated senior subordinated notes due in 2011 and our 7% euro-denominated senior subordinated notes due in 2014 had formed an ad hoc committee and retained a third party financial advisor.  We engaged in constructive discussions with members of the ad hoc committee, as well as their advisor, about financial restructuring alternatives that the Company expected would, if successfully implemented, address our short- and long-term financing, capital structure and operational needs.  These restructuring alternatives included potential transactions involving a substantial reduction in the Company’s leverage that would result in substantial dilution or a reduction of value to the Company’s common stock to nominal or no value.

On December 29, 2008, subsequent to our fiscal 2008 year-end, Chesapeake reached an agreement (the “Asset Purchase Agreement”) to sell all of its operating businesses to a group of investors from the ad hoc committee, including affiliates of Irving Place Capital Management, L.P. and Oaktree Capital Management, L.P. (the “Purchasers”), who intend to continue operating these businesses as a going concern and the Chesapeake Chapter 11 Debtors filed voluntary petitions under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Eastern District of Virginia in Richmond (the “Bankruptcy Court”).  On December 30, 2008 the Chesapeake Chapter 11 Debtors received approval by the Bankruptcy Court for a variety of first day motions that allow us to continue to conduct business as usual while we prepare for and conduct an auction for the proposed sale of our operating businesses.  Chesapeake’s non-U.S. subsidiaries were not included in the Chapter 11 filing.

           Under the terms of the Asset Purchase Agreement, the Purchasers propose to acquire substantially all of the assets of Chesapeake Chapter 11 Debtors and all of the outstanding capital stock or other equity securities of Chesapeake’s foreign subsidiaries (the “Sale”).  The aggregate purchase price under the Asset Purchase Agreement is $485 million, with cash proceeds to be paid to the sellers to be reduced by amounts in respect of certain pension and severance obligations of Chesapeake and its subsidiaries, amounts outstanding as of immediately prior to the Chapter 11 filings under the Credit Facility and certain other fees and obligations.

The obligations of Chesapeake and the Purchasers to complete the Sale are subject to a number of closing conditions, including, among others, conditions related to: governmental filings and the expiration of applicable waiting periods; obtaining third-party and governmental approvals (including approvals from the applicable trustees for certain U.K. pension plans, clearance from the U.K. Pensions Regulator, and amendments to collective bargaining agreements to which certain of the U.S. subsidiaries are parties); the accuracy of the representations and warranties of the parties (subject to a materiality standard); material compliance by the parties with their obligations under the Asset Purchase Agreement; and the absence of a material adverse change with respect to the Company since September 28, 2008.   In addition, the Asset Purchase Agreement includes a condition that the Credit Facility and all indebtedness thereunder be restructured to provide exit financing for the Purchasers on terms and conditions that are acceptable to the Purchasers in their sole discretion.  Closing of the Sale is also subject to obtaining the entry of order from the Bankruptcy Court approving the Sale.

In addition, the Asset Purchase Agreement’s terms require the Sale to be conducted under the provisions of Section 363 of the Bankruptcy Code and the Sale is subject to bid procedures and the possible receipt of a higher and better bid at auction.  The bid procedures provide that the Purchasers are the “stalking horse” bidder for substantially all of the assets of the Company.  The Asset Purchase Agreement calls for the payment of an aggregate break-up fee to the Purchasers of $16.0 million (less amounts reimbursed for post-petition expenses) in certain circumstances, including a sale of Chesapeake’s assets to another purchaser.  The Asset Purchase Agreement also provides for the reimbursement of the Purchasers’ post-petition expenses related to the Sale, not to exceed $5.0 million (less amounts previously reimbursed) if the Asset Purchase Agreement is terminated under certain circumstances.

On January 20, 2009 the Bankruptcy Court entered an order (the “Bid Procedures Order”) (i) approving the bid procedures relating to the sale of substantially all of the assets of the Company and its U.S. operating subsidiaries, (ii) scheduling a hearing to consider the sale, (iii) approving the form and manner of notice of the sale by auction, (iv) establishing procedures for noticing and determining cure amounts and (v) granting related relief.

The deadline for submitting qualifying bids under the Bid Procedures Order passed as of noon (Eastern Time) on March 17, 2009 with no other qualifying bids submitted to compete with the Purchasers.  As a result, we declared the Purchasers the successful bidder.  On March 23, 2009 the Bankruptcy Court entered an order approving the Sale.  The transaction remains subject to the satisfaction of standard and customary conditions of closing, including the receipt of regulatory approvals.  We expect the transaction to close by mid-April 2009.

If the Company is able to close the Sale or another sale transaction in accordance with the Bid Procedures Order, the Company expects to cease its operations and proceed to wind-up the business and affairs of the Chesapeake Chapter 11 Debtors.  However, there can be no assurance that we will successfully complete a sale transaction.  In the event that the Company is unable to complete such a sale transaction, it is likely that some or all of the Company’s foreign subsidiaries could be put into administration or similar proceedings, and the Company and its subsidiaries could cease their operations and proceed to wind-up their business and affairs in liquidation.

Under the United States bankruptcy laws, prepetition and postpetition liabilities accrued during the pendency of Chapter 11 cases must be satisfied in full before shareholders may be entitled to receive any distribution.  No assurance can be given as to what values will be ascribed to each of these constituencies.  Our common stock may ultimately be determined to have no value, and claims relating to prepetition liabilities may receive a nominal, or no, distribution.  Accordingly, appropriate caution should be exercised with respect to existing and future investments in our common stock or other securities, or any claims relating to prepetition liabilities.

It is contemplated that if the Sale to the Purchasers is completed, Chesapeake will provide certain services to the Purchasers, and the Purchasers will provide certain services to Chesapeake and its affiliates, for a transition period.

DIP Credit Agreement

 On December 30, 2008 Chesapeake and certain of its subsidiaries entered into the Third Amended and Restated Credit Agreement (the “DIP Credit Agreement”) pursuant to which up to $37.1 million is to be provided by certain lenders under our current Credit Facility.  The DIP Credit Agreement provided an immediate source of funds to Chesapeake, enabling us to satisfy customary obligations associated with ongoing operations of our business, including the timely payment of employee obligations, materials purchases, normal operating expenses and other obligations.  Availability under the DIP Credit Agreement is initially limited to $18,550,000 prior to the entry of a final order in Chapter 11 approving the transactions contemplated by the DIP Credit Agreement, granting the superpriority claim status and the liens contemplated thereby authorizing the extensions of credit to be made thereunder (in an amount not greater than $37.1 million) (a “Final DIP Order”).  Chesapeake expects that cash flows from the ongoing business and the initial availability under the DIP Credit Agreement will allow us to meet our liquidity needs until such time as the conditions are satisfied for the availability of increased DIP financing.  The subsidiaries of Chesapeake that are borrowers under the DIP Credit Agreement have up to $30 million (or a higher amount not to exceed $37.1 million if approved by a majority of the lenders party to the DIP Credit Agreement) available upon the entry of the Final DIP Order and the satisfaction of the exit financing condition described in the DIP Credit Agreement.  Availability could also be increased by the unanimous approval of the lenders under the DIP Credit Agreement.

The DIP Credit Agreement includes customary representations, warranties and covenants.  It also includes events of default related to, among other things, the failure to make payments due, breach of covenants, material misrepresentations, cross-defaults, certain post-petition judgments and the bankruptcy proceeding and certain related matters.

The DIP Credit Agreement amends and restates the Credit Facility in its entirety.  Pre-petition loans remain outstanding under the terms and conditions of the DIP Credit Agreement, but there is no further commitment on the part of pre-petition lenders to advance funds.  Unless extended, the commitments of the post-petition lenders under the DIP Credit Agreement will terminate as of May 31, 2009, or on such earlier date as provided therein.

On January 16, 2009 Chesapeake and certain of its subsidiaries entered into an amendment (“the DIP Amendment”) to the DIP Credit Agreement.  Under the DIP Amendment, the lenders agreed to extend the date for entry of the Bid Procedures Order by the Bankruptcy Court until January 20, 2009, or, in the sole discretion of the administrative agent, until January 23, 2009.

On January 29, 2009 Chesapeake and certain of its subsidiaries entered into a second amendment (the “Second DIP Amendment”) to the DIP Credit Agreement.  Under the Second DIP Amendment, the lenders agreed to modify the event of default contained in the DIP Agreement relating to the variances from the budget and incorporated a requirement that our budget be updated every four weeks to reflect the current cash revenue and expense forecast.  Additionally, the Second DIP Amendment conformed dates relating to certain events of default and termination triggers with the corresponding new dates set forth in the Bid Procedures Order.

Bankruptcy Filing Impact on Existing Indebtedness

The filing under Chapter 11 by the Chesapeake Chapter 11 Debtors constitutes an event of default under the Credit Facility.  Upon such event of default, the entire outstanding balance of approximately $244.1 million and accrued interest became immediately due and payable without any action on the part of the lenders.  We believe that any efforts to enforce such payment obligations with respect to the Credit Facility are stayed as a result of the  Chapter 11 filings and, in addition, the DIP Credit Agreement provides for forbearance by the pre-petition lenders with respect to such event of default.

The filing under Chapter 11 constitutes an event of default under the Indenture, dated as of November 19, 2001, between Chesapeake and The Bank of New York, as trustee, with respect to our 10 3/8% Sterling-denominated senior subordinated notes due in 2011 in the principal amount of £67,090,000 plus accrued interest (the “10 3/8% Notes”).  Upon such event of default, the entire unpaid principal and accrued interest became immediately due and payable without any action on the part of the holders of the 10 3/8% Notes.  We believe that any efforts to enforce such payment obligations with respect to the 10 3/8% Notes are stayed as a result of the Chapter 11 filings.

The filing under Chapter 11 constitutes an event of default under the Indenture, dated as of December 8, 2004, between Chesapeake and Wachovia Bank, National Association, as Trustee, with respect to our 7% Euro-denominated senior subordinated notes due in 2014 in the principal amount of €100 million plus accrued interest (the “7% Notes”).  Upon such event of default, the entire unpaid principal and accrued interest became immediately due and payable without any action on the part of the holders of the 7% Notes.  We believe that any efforts to enforce such payment obligations with respect to the 7% Notes are stayed as a result of the Chapter 11 filings.

The filing under Chapter 11 constitutes an event of default under Chesapeake’s 1994 Industrial Development Bonds due in 2019 in the principal amount of $50 million plus accrued interest.  Upon such event of default, the entire unpaid principal and accrued interest become immediately due and payable without any action on the part of the holders.  We believe that any efforts to enforce such payment obligations with respect thereto are stayed as a result of the Chapter 11 filings.

During fiscal 2008 we incurred costs of $24.8 million related to our efforts with regards to our refinancing and restructuring plans including the write-off of $3.1 million of deferred debt costs associated with our 10-3/8% Notes and our 7% Notes which are in default as of December 28, 2008 as a result of our failure to pay interest due.  These costs are recognized as “Other financing costs” in our Consolidated Statements of Operations.

The accompanying consolidated financial statements do not reflect the impact of any actions or defaults connected with the Chapter 11 filing.

New York Stock Exchange (“NYSE”) Delisting

On October 2, 2008 the NYSE Regulation, Inc. issued a press release announcing its decision to suspend our common stock from trading on the NYSE prior to the market opening on October 8, 2008.  The decision to suspend trading and initiate delisting procedures was a result of our not satisfying the NYSE’s continued listing standard for average global market capitalization over a consecutive 30 trading day period of not less than $25 million.

Beginning October 8, 2008 our common stock no longer traded on the NYSE and was quoted on the OTC Bulletin Board with a trading symbol of CSKE.  Currently, our common stock is quoted on the Pink Sheets OTC market with a trading symbol of CSKEQ.

Effective at the opening of business on November 10, 2008 the Company’s common stock was removed from the NYSE listing and registration.

3           Discontinued Operations

Summarized results of discontinued operations are shown separately in the accompanying consolidated financial statements, except for the consolidated statements of cash flows, which summarize the activity of continued and discontinued operations together.  Results for the prior periods have been restated for this presentation.

Discontinued operations includes amounts related to our former French luxury packaging operation, as well as our former Land Development, Tissue and Merchandising and Specialty Packaging segments.

On July 31, 2006 we completed the sale of our French luxury packaging business (“CLP”) to Sofavie.  CLP was included in our Paperboard Packaging segment.  The sale price was €0.5 million (approximately $0.6 million at the sale date).  The sale resulted in a pre-tax and after-tax loss of $1.5 million in the third quarter of fiscal 2006, which is included in "Loss on disposal of discontinued operations" in the accompanying consolidated statements of operations.  The financial position of the CLP business was not material to our consolidated financial position on July 31, 2006.   For fiscal year 2006 CLP had revenue of $16.7 million and a pre-tax loss of $(4.4) million which have been reclassified and presented within “income (loss) from discontinued operations” in the accompanying consolidated statements of operations.

           In accordance with Emerging Issues Task Force (“EITF”) Issue No. 87-24, interest has been allocated to CLP for all fiscal years presented.  Interest allocated did not have a significant impact on our results from continuing  or discontinued operations for any of these years.

For fiscal 2008 expense recorded in discontinued operations was $36.8 million.  These charges were primarily related to the environmental liability and related indemnification resulting from the acquisition of the former Wisconsin Tissue Mills Inc. and the subsequent disposition of assets of Wisconsin Tissue Mills Inc. in 1999.  In fiscal 2008 and fiscal 2007 we recognized a pre- and after-tax charge related to an increase in the accrued liability associated with the disposition of assets of Wisconsin Tissue Mills Inc. in 1999 of $2.2 million and $2.4 million, respectively.

In connection with the Company’s acquisition of the former Wisconsin Tissue Mills Inc. (now WTM I Company, “WT”) from Philip Morris Inc. (now Philip Morris USA, Inc., “PM USA”) in 1985, PM USA agreed to indemnify WT and the Company for losses relating to breaches of representations and warranties set forth in the acquisition agreement.  The Company identified PCB contamination in the Fox River in Wisconsin as a basis for a claim for indemnification.  In mid-June 2008 PM USA asserted a claim that it did not have an indemnification obligation and refused to continue to indemnify WT and the Company for their losses related to the Fox River.  That claim was resolved in a settlement described in a Consent Decree entered by the Circuit Court of Henrico County, Virginia, on July 1, 2008, by which, among other things, (i) PM USA released its claims for recovery of past indemnification payments; (ii) PM USA agreed to cooperate in WT’s recovery under certain general liability insurance policies; and (iii) PM USA’s maximum liability for future indemnification under the 1985 acquisition agreement was capped at $36 million.  The cap placed on the future indemnification resulted in a reduction in the receivable from PM USA previously recorded related to the Fox River environmental liability.  We expect to seek recovery for the Fox River losses under certain general liability insurance policies and believe that the insurance recoveries, together with the indemnification from PM USA, will provide funds to substantially cover our reasonably probable cost related to the Fox River matter.  However, there are risks related to the anticipated recovery under the general liability insurance policies, including certain coverage defenses which may be asserted by the insurance carriers.

Expenses recorded in fiscal 2007 principally relate to the tax treatment of the disposition of assets of WT in 1999.

4           (Gain) Loss on Divestitures

On March 23, 2006 we completed the sale of our plastic packaging operation in Lurgan, Northern Ireland (“Lurgan”) to a group led by existing management (“Buyer”).  The cash proceeds on sale, net of transaction costs, approximated $15 million.  We also received a subordinated loan note of £1.25 million (approximately $2.2 million at the sale date).  At the time of sale, the loan note was fully reserved given our subordinated position and the extent of other acquisition indebtedness of the Buyer. The purchase and sale agreement included customary warranties and indemnities related to our operation of the business prior to the transaction closing date. The purchase and sale agreement also provided for an arrangement whereby we received additional proceeds from the Buyer upon the subsequent sale of certain real property conveyed with the operation which occurred in the third quarter of fiscal 2006.  In fiscal 2006 the divestiture resulted in a pre-tax net gain of $3.1 million ($2.9 million after tax).  The net gain of $3.1 million included a pre-tax loss of $1.0 million on the sale recorded in the first quarter, and a pre-tax gain of $4.1 million due to the receipt of additional proceeds of $3.2 million and recovery of a portion of the subordinated loan note of $0.9 million recorded in the third quarter.  Also during fiscal 2006, in connection with the divestiture, we made a contribution of approximately $5.9 million to the non-U.S. defined benefit pension plan which covered the employees of the Lurgan facility.  During the fourth quarter of fiscal 2007 we re-evaluated the collectibility of the subordinated loan note, and based on this evaluation we reversed the provision against it.  The reversal of the provision resulted in a pre and after tax gain of  $1.5 million.  There has been no (gain)/loss on divestures during either fiscal 2008 or fiscal 2007.

5           Goodwill and Intangible Assets

The following table sets forth the details of our goodwill balance:

(in millions)	Paperboard Packaging	Plastic Packaging	Total
Balance December 31, 2006	$306.6	$74.6	$381.2
Foreign currency translation	4.9	1.3	6.2
Balance December 30, 2007	311.5	75.9	387.4
Impairment losses	(288.0)	—	(288.0)
Foreign currency translation	(23.5)	(20.4)	(43.9)
Balance December 28, 2008	$—	$55.5	$55.5

In connection with our September 2005 acquisition of CPPC, a portion of the purchase price was ascribed to certain finite-lived intangible assets, primarily customer relationships.  The cost and accumulated amortization of customer relationships as of December 30, 2008 were $16.2 million and $5.3 million, respectively.  The cost and accumulated amortization of customer relationships as of December 31, 2007 were $16.2 million and $3.7 million, respectively.  Amortization expense recorded during fiscal 2008, 2007 and 2006 for customer relationships was $1.6 million.

Amortization expense of our intangible assets for the next five fiscal years is estimated as follows (in millions):

2009	$1.6
2010	1.6
2011	1.6
2012	1.6
2013	1.6

Management reviews the recorded value of our goodwill annually on December 1, or sooner if events or changes in circumstances indicate that the carrying amount of our reporting units may exceed their fair values.  The fair value of our reporting units is determined using a discounted cash flow model and confirmed using a guideline public companies model which uses peer group metrics to value a company.  For the discounted cash flow model, management projects future cash flows produced by the reporting units.  The projections of future cash flows are necessarily dependent upon assumptions about our operating performance and the economy in general.  As a result of a change in our expectation of a further decline in tobacco packaging sales, we recorded a goodwill impairment charge of $14.3 million in the tobacco packaging reporting unit during the fourth quarter of fiscal 2006.  In conjunction with the ongoing discussions with our current lenders under our Credit Facility and our continued efforts to refinance the Credit Facility, during the second quarter of fiscal 2008 we accelerated our annual review of our strategic business plan.  This review resulted in a decline in our expectations of the operating performance of our Paperboard Packaging reporting segment as a result of competitive pricing pressure and general economic conditions within this segment.  Based on these results, we conducted a review of the recoverability of our goodwill, and recorded an impairment charge of $215.5 million during the second quarter of fiscal 2008 in our pharmaceutical and healthcare packaging and branded packaging reporting units.  During the fourth quarter of fiscal 2008 we recorded an additional impairment charge of $72.5 million in our pharmaceutical and healthcare reporting unit as a result of our continued review of the operating performance of the underlying businesses as well as external indicators of the fair value of the reporting units based on discussions and negotiations with potential strategic and financial buyers during 2008.

6           Restructuring Charges

During the fourth quarter of fiscal 2005 Chesapeake announced plans for a two-year global cost savings program, the scope of which was extensive and involved a number of locations being either sold, closed or downsized. The program also involved broad-based workforce reductions and a general reduction in overhead costs throughout the Company. Additionally, we targeted specific improvements in operating processes.   This program was completed at the end of fiscal 2007, and over the course of fiscal years 2006 and 2007 annualized cost savings in excess of the $25-million goal were achieved.  Following the global cost savings program we identified additional restructuring and cost savings actions that could result in broad-based workforce reductions, general reductions in overhead costs, and locations being sold, closed or downsized.  The ultimate costs and timing of these actions could be dependent on consultation and, in certain circumstances, negotiation with European works councils or other employee representatives.  Costs associated with these actions have been recorded in “restructuring expenses, asset impairments and other exit costs” in the accompanying consolidated statements of operations.

In addition to charges related to the global cost savings program, in fiscal 2006 we recorded an asset impairment charge of $24.9 million related to the fixed assets of our tobacco reporting unit of the Paperboard Packaging reporting segment, which is also recorded in “restructuring expenses, asset impairments and other exit costs” in the accompanying consolidated statements of operations.  This impairment was recorded as a result of information provided by British American Tobacco (“BAT”), a major customer for Chesapeake’s tobacco packaging products.  BAT informed Chesapeake that it was implementing a supplier rationalization program which would substantially reduce the role of Chesapeake as a packaging supplier to BAT.  In the first quarter of 2007 we recorded a correction to reduce this impairment charge by $0.5 million (see Note 1 – “Adjustments for Items Related to Prior Periods”), which is also recorded in “restructuring expenses, asset impairments and other exit costs” in the accompanying consolidated statements of operations.

In the fourth quarter of fiscal 2008 we recorded an asset impairment charge of $31.7 million related to the fixed assets of our pharmaceutical and healthcare reporting unit of the Paperboard Packaging segment, which is recorded in “restructuring expenses, asset impairments and other exit costs” in the accompanying consolidated statements of operations.  This impairment was recorded as a result of reduced expectations of operating performance within this reporting unit as well as external indicators of the fair value of this reporting unit based on discussions and negotiations with potential strategic and financial buyers during 2008.

Charges recorded during fiscal years 2008, 2007 and 2006 were primarily within the Paperboard Packaging segment.    These charges are summarized as follows:

	12 Months Ended
(in millions)	Dec. 28, 2008	Dec. 30, 2007	Dec. 31, 2006

Employee-related costs	$9.2	$10.3	$9.8
Asset impairment	34.5	0.3	27.9
Loss on asset sales, redeployment costs, and other exit costs	2.3	5.0	(0.3)
Total restructuring expenses, asset impairment and other exit costs	46.0	15.6	37.4
Less: Restructuring expenses, asset impairments and other exit costs attributed to discontinued operations	-	(0.2)	4.0
Restructuring expenses, asset impairments and other exit costs attributed to continuing operations	$46.0	$15.8	$33.4

During the third quarter of fiscal 2005 Chesapeake initiated a manufacturing reorganization within our branded products sector of the Paperboard Packaging segment that included the closure of our carton operation at Oldbury, West Midlands, in the United Kingdom.  The closure was substantially completed during the first quarter of fiscal 2006.  The closure resulted in the termination of 190 employees.  In connection with the closure, the Company recorded expenses of $4.3 million, primarily related to employee severance costs of approximately $3.4 million during fiscal 2005.  During fiscal 2006, we incurred an additional $0.4 million of employee-related costs and a gain of $0.5 million related to plant asset sales, redeployment and disposal costs, which included the sale of the facility for approximately $4.7 million in October 2006.

During the fourth quarter of fiscal 2005 Chesapeake began negotiations related to the closure of our rigid box operation at Ezy-sur-Eure, France (the "Ezy” site).  Under this reorganization production of the products manufactured at the Ezy facility were transferred to other Company sites in Europe. The closure, which took place over the first 6 months of 2006, resulted in the termination or relocation of 59 employees. We recorded expenses of $2.4 million in the fourth quarter of fiscal 2005 of employee-related costs, including severance and other termination costs, and an additional $0.3 million in fiscal 2006. In addition, we recorded approximately $0.2 million in expenses during fiscal 2006, primarily related to asset redeployment and other exit costs.  In fiscal 2007 we released approximately $0.2 million of accrued employee-related costs.  During the second quarter of fiscal 2006 we recorded an asset impairment charge related to the fixed assets of CLP in the amount of $3.0 million and employee severance costs of $0.5 million.  Prior to its closure, the Ezy facility formed part of the CLP operation.  We completed the sale of CLP on July 31, 2006.  The historical operating results of CLP, including restructuring activities associated with CLP, have been reflected as discontinued operations.  See “Note 3 — Discontinued Operations.”

During the first quarter of fiscal 2006 we initiated the closure of our paperboard packaging carton operation at Bedford in the United Kingdom.  Under the closure plan production of products manufactured at the Bedford facility was transferred to other Company sites in the United Kingdom.  The closure, which was completed in the third quarter of fiscal 2006, resulted in 89 employee terminations.  We recognized approximately $2.2 million in employee-related costs during fiscal 2006 associated with this closure.  In addition, we incurred costs of approximately $0.1 million related to Bedford asset disposals and redeployments.  During fiscal 2007 we incurred approximately $0.7 million of additional asset related restructuring expenses associated with this facility.  The sale of the facility was completed in fiscal 2008.

During the second quarter of fiscal 2007, as a result of the reduced sales volume in our former tobacco operating segment within our Paperboard Packaging segment, we began negotiations related to the closure of our operation in Bremen, Germany (the “Bremen” site) as well as negotiations of workforce reductions at other operations within the former tobacco operating segment.  The reduction in sales volumes was primarily as a result of the previously announced supplier rationalization program by BAT.  During fiscal 2007 we recorded approximately $1.2 million of employee-related costs related to workforce reductions within this former operating segment.  During the third quarter of fiscal 2007 we reached agreement with a third party for the sale of the land, building and certain equipment at Bremen for approximately €6.4 million.  In addition, this agreement included the assumption of the workforce and associated employee-related liabilities by the third party.  This transaction closed during December 2007 and resulted in cash proceeds of €1.0 million in fiscal 2007.  The remaining cash proceeds were received in January 2008.  Restructuring charges of approximately $4.7 million were recorded during fiscal 2007 associated with the sale of Bremen.  During the third quarter of fiscal 2008, we recognized a gain of $0.6 million on the sale of remaining equipment from this site.

During the second quarter of fiscal 2008 we announced the proposed closure of our carton operation at Brussels, Belgium to improve overall plant utilization.  The closure was substantially completed in the third quarter of 2008 and resulted in approximately 40 employee terminations.  Customer requirements previously being met by the Brussels operation have primarily been transferred to our carton operation at Gent, Belgium.  We have recorded approximately $2.3 million of expense associated with this closure, of which $2.0 million was employee-related costs, most of which was paid by the end of fiscal 2008.

During the fourth quarter of fiscal 2008 we initiated the closure of our carton operation at Madrid, Spain.  The facility continued to operate through the end of the year to accommodate remaining customer needs.  The closure is expected to be completed by the end of the first quarter 2009 and it is anticipated that there may be up to 90 employee terminations.  We have incurred restructuring charges of $8.3 million associated with this closure, including $4.5 million of employee-related costs, $2.4 million of asset impairments and $1.4 million of other exit costs.  Employee-related costs are expected to be paid during the first quarter of fiscal 2009.

In addition to the initiatives described above we have recorded other employee-related restructuring costs of $2.7 million during fiscal 2008, $9.3 million during fiscal 2007 and $6.4 million during fiscal 2006 for broad-based workforce and overhead reductions.

The following table displays the activity and balances of the restructuring charges, asset impairments and other exit costs for fiscal years 2008, 2007 and 2006.

(in millions)	Employee-related Costs	Asset Impairments	Other Exit Costs	Total
Balance December 31, 2006	$2.5	$—	$0.5	$3.0
Restructuring charges, asset impairments and other exit costs (benefits), continuing operations	10.5	0.3	5.0	15.8
Restructuring charges, asset impairments and other exit costs, discontinued operations	(0.2)	—	—	(0.2)
Cash payments	(10.3)	—	(1.1)	(11.4)
Asset impairments	—	(0.3)	—	(0.3)
Loss on asset sales	—	—	(4.7)	(4.7)
Other items – non cash	0.2	—	0.4	0.6
Balance December 30, 2007	2.7	—	0.1	2.8
Restructuring charges, asset impairments and other exit costs, continuing operations	9.2	34.5	2.3	46.0
Cash payments	(5.0)	—	(1.2)	(6.2)
Asset impairments	—	(34.5)	—	(34.5)
Gain on asset sales	—	—	0.6	0.6
Other items – non cash	(0.6)	—	(0.8)	(1.4)
Balance December 28, 2008	$6.3	$—	$1.0	$7.3

7           Inventories

Year-end inventories consist of:

(in millions)	2008	2007
Finished goods	$59.3	$70.4
Work-in-process	13.1	17.1
Materials and supplies	24.5	33.9
Total	$96.9	$121.4

8           Long-Term Debt

Long-term debt at year-end consists of:

(in millions)	2008	2007
Notes payable – banks:
Credit lines	$241.7	$170.4
Unsecured notes:
10-3/8% Senior Subordinated Notes, due 2011	97.8	133.7
7% Senior Subordinated Notes, due 2014	140.3	147.1
IDA notes, average interest 6.3%, due 2019	50.0	50.0
Other debt, average interest 7.1%	12.4	14.1
Total debt	542.2	515.3
Less current portion	482.8	6.9
Total long-term debt	$59.4	$508.4

As of December 28, 2008, principal payments on debt for the next five years were: 2009, $482.7 million; 2010, $3.5 million; 2011, $1.6 million; 2012, $1.5 million; and 2013, $0.7 million.

Outstanding borrowings under our Credit Facility as of fiscal year-end 2008 totaled $239.1 million, all of which is recorded in “current maturities of long-term debt” on the consolidated balance sheet, as the Credit Facility was to mature in February 2009 (see “Note 2 – Liquidity/Going Concern”).

Our outstanding 10-3/8% Notes and our 7% Notes are in default as of December 28, 2008 as a result of our failure to pay interest due.  Therefore, both subordinated notes are classified as a current liability (see “Note 2 – Liquidity/Going Concern”).  All of our other outstanding long-term debt was not in default as of December 28, 2008 and remain classified as long-term debt.

In March 2006 we redeemed £5.0 million principal amount of our 10-3/8% Notes at a premium and recognized a loss of $0.6 million associated with the debt extinguishment.

The senior subordinated notes contain provisions allowing for early redemptions, under certain circumstances, at premiums of up to 3.5 percent in addition to outstanding principal and interest.

 Other lines of credit totaling $6.1 million are maintained with several banks on an uncommitted basis, under which, $2.6 million was outstanding as of December 28, 2008.

During fiscal 2008 we incurred costs of $24.8 million related to our efforts with regards to our refinancing and restructuring plans including the write-off of $3.1 million of deferred debt cost associated with our 10-3/8% Notes due and our 7% Notes which are in default as of December 28, 2008 as a result of our failure to pay interest due (see “Note 2 Liquidity/Going Concern”).  These costs are recognized as “Other financing costs” in our Consolidated Statements of Operations.

We have estimated the fair value of long-term debt at December 28, 2008, and December 30, 2007, to be $274.1 million and $444.5 million, respectively, compared to book values of $542.2 million and $515.3 million, respectively.  The fair value is based on the quoted market prices for similar issues or current rates offered for debt of the same or similar maturities, adjusted for the lack of liquidity of our debt securities.  Subsequent to the fiscal year end, we believe there has been substantial reduction in the fair value of our debt, as a result of the filing under Chapter 11 by the Chesapeake Chapter 11 Debtors.

No interest expense was capitalized in fiscal years 2006, 2007 or 2008.

9           Financial Instruments and Risk Concentration

On January 1, 2008 the Company adopted SFAS No. 157, Fair Value Measurements (“SFAS 157”) which defines fair value, establishes a framework for measuring fair value in accordance with GAAP and expands disclosures about fair value measurements.  SFAS 157 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date.  SFAS 157 also establishes a fair value hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.  The standard describes three levels of inputs that may be used to measure fair value:

Level 1	Quoted prices in active markets for identical assets or liabilities.

Level 2
Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3	Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

The adoption of SFAS 157 had no impact on the Company’s Consolidated Statements of Operations or Consolidated Balance Sheets for the period ending and as of December 28, 2008.  Assets and liabilities measured at fair value on a recurring basis are summarized below:

	December 28, 2008
	Fair Value Measurements Using
	Level 1	Level 2	Level 3	Assets and Liabilities at Fair Value
Assets:
VEBA trust assets	$ 4.9	$ -	$ -	$ 4.9
Available for sale securities	2.7	-	-	2.7
Insurance contract investment	-	1.0	-	1.0
Total assets	$ 7.6	$ 1.0	$ -	$ 8.6

Chesapeake’s strategy is to optimize the ratio of our fixed- to variable-rate financing to maintain an acceptable level of exposure to the risk of interest and foreign exchange rate fluctuation.  From time to time, Chesapeake has entered into interest rate swaps to convert variable interest rate debt to fixed interest rate debt and vice versa and to obtain an acceptable level of interest rate risk.  Amounts currently due to, or from, interest swap counterparties are recorded in interest expense in the period they accrue.  The related amounts payable to, or receivable from, the counterparties are included in other accrued liabilities.  At December 28, 2008 and December 30, 2007, there were no interest rate swap agreements outstanding.  In January 2004 Chesapeake terminated an interest rate swap and received a cash settlement from the counterparty of $7.3 million. Of this amount, approximately $6.3 million is being recognized as an interest rate yield adjustment over the remaining life of the underlying debt.

In October 2008 Chesapeake terminated a foreign currency forward exchange contract in a notional principal amount of £50 million which resulted in a net payable of $5.0 million.  The contract, which the Company entered into in 2003, was originally scheduled to mature in 2011.  Of this payable $3.5 million remains outstanding as of December 28, 2008.

We manage our foreign currency exposure primarily by funding certain foreign currency denominated assets with liabilities in the same currency and, as such, certain exposures are naturally offset.  The €100 million senior notes issued in December 2004 have been effectively designated as a hedge of our net investment in euro functional currency subsidiaries.  At December 28, 2008, $6.8 million related to the revaluation of the debt from euro to U.S. dollars was included as a credit to cumulative translation adjustment.  At December 30, 2007, $15.2 million related to the revaluation of the debt from euro to U.S. dollars was included as a debit to cumulative translation adjustment.

10           Income Taxes

Income tax expense (benefit) from continuing operations consists of:

(in millions)	2008	2007	2006
Current (benefit) expense:
Federal	$(2.6)	$(3.5)	$(2.7)
State	(0.5)	0.1	—
Foreign	3.9	5.5	2.9
Total current	$0.8	$2.1	$0.2
Deferred (benefit) expense:
Federal	$(5.6)	$2.6	$2.9
State	—	0.1	(0.2)
Foreign	(4.5)	(7.1)	(9.6)
Total deferred	$(10.1)	$(4.4)	$(6.9)

Total income taxes	$(9.3)	$(2.3)	$(6.7)

Significant components of the year-end deferred income tax assets and liabilities are:

(in millions)	2008	2007

Net pension and postretirement benefits	$17.5	$0.6
Accrued liabilities	6.0	4.6
Accrued environmental liabilities	16.5	2.7
Tax credit	2.9	2.9
Net operating loss carryforward benefits	46.4	49.2
Deferred income	0.8	1.1
Accumulated amortization	12.6	4.5
Other	0.2	0.2
Total deferred tax assets	102.9	65.8
Valuation allowance	(95.1)	(47.0)
Net deferred tax assets	7.8	18.8

Accumulated depreciation/amortization	(8.2)	(36.9)
Other	(0.1)	(0.1)
Deferred tax liabilities	(8.3)	(37.0)
Net deferred tax liabilities	$(0.5)	$(18.2)

Balance sheet presentation:
Current deferred income tax assets (included within prepaid expenses and other current assets)	$--	$0.9
Deferred income tax assets (included within other assets)	4.2	2.7
Deferred income tax liabilities	(4.7)	(21.8)

The valuation allowance relates to foreign income tax credit carryforwards that expire in 2009, to U.S. tax losses that expire by 2027 and to deferred tax assets that are deemed not to be realizable due to the inability to project future taxable income with reasonable certainty within the applicable tax loss carryforward periods.  Our valuation allowance increased by $48.1 million in fiscal 2008 ($23.4 million recognized in expense, $13.0 million in discontinued operations and $11.7 million recognized in accumulated other comprehensive income), $4.4 million in fiscal 2007 ($2.5 million recognized in expense, $0.3 million in discontinued operations and $1.6 million recognized in accumulated other comprehensive income), and $26.7 million in fiscal 2006 ($15.1 million recognized in expense, $0.5 million in discontinued operations and $11.1 million recognized in accumulated other comprehensive income as a result of adoption of SFAS 158 – See Note 11), substantially as a result of charges to income tax expense.

A reconciliation of income tax expense using the statutory U.S. income tax rate compared with actual income tax benefit follows:

	2008	2007	2006
(in millions, except percentages)
Loss from continuing operations before income taxes	$(396.1)	$(11.8)	$(36.2)
Tax benefit at U.S. statutory rate of 35%	(138.6)	(4.2)	(12.7)
State income taxes, net of federal benefit	(1.1)	(0.7)	(1.0)
Foreign income taxes rate differential	34.4	(2.8)	(3.8)
Goodwill impairment charge	75.4	—	5.0
Valuation allowances	23.4	2.5	15.1
Tax audit settlements and tax return adjustments	0.2	(3.3)	(3.5)
Tax rate adjustments	—	(1.1)	—
Tax/book basis differences	—	6.7	(5.7)
Deferred tax liability adjustments	(3.8)	—	—
Other permanent items	0.8	0.6	(0.1)
Total tax benefit	$(9.3)	$(2.3)	$(6.7)

Effective income tax rate	2.3%	19.5%	18.5%

The components of loss from continuing operations before taxes are:

(in millions)	2008	2007	2006

Domestic	$(78.5)	$(17.1)	$(15.4)
Foreign	(317.6)	5.3	(20.8)

Loss from continuing operations before income taxes	$(396.1)	$(11.8)	$(36.2)

Undistributed earnings of our foreign subsidiaries amounted to approximately $13.9 million as of December 28, 2008. Our intention is to permanently reinvest these earnings.  Beginning in the fourth quarter of 2008, we can no longer assert permanent reinvestment due to the liquidity issues described in Note 2, however, there is no resulting change in our deferred tax balances due to our tax basis exceeding book basis in these subsidiaries.

Our domestic and foreign tax filings are subject to periodic reviews by the collecting agencies.  We believe any potential adjustments resulting from these examinations will not have a material effect on Chesapeake’s results of operations or financial position.  See “Note 15 — Commitments and Contingencies.”

As a result of the implementation of FIN 48, the Company recognized a decrease in liabilities of approximately $1.8 million, which was accounted for as an increase to the January 1, 2007 balance of retained earnings.  A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

	2008	2007
(in millions)
Unrecognized tax benefits – beginning balance	$28.5	$26.2
Gross increases – current period	2.3	2.6
Gross decreases – current period	—	—
Decreases – settlements	—	—
Foreign currency – translation	(2.3)	—
Reductions – statute of limitations	(0.5)	(0.3)
Unrecognized tax benefits – ending balance	$28.0	$28.5

The Company has a total of $28.0 million of unrecognized tax benefits at December 28, 2008 of which $18.9 million is for potential interest that could be due on unrecognized tax benefits.  If these benefits of $28.0 million were recognized they would have a positive effect on the Company’s effective tax rate.  The Company has adopted a policy to recognize interest and penalties related to unrecognized tax benefits in income tax expense.  The Company recognized a tax benefit of $0.5 million of unrecognized tax benefits in fiscal 2008 related to the closing of foreign income tax audits.  The Company estimates that approximately $3 million to $4 million of its unrecognized tax benefits as of December 28, 2008 will be resolved with the resolution of state income tax audits within the next twelve months.

The Company’s U.S. federal income tax returns are open for audit for the years 1999 and 2005 to 2007.  The Company’s U.K. income tax returns remain open for audit for the years 2002 to 2007.

11           Employee Retirement and Postretirement Benefits

Chesapeake maintains noncontributory defined benefit retirement plans covering substantially all U.S. employees.  We also maintain several contributory and noncontributory defined benefit retirement plans covering certain foreign employees.  Pension benefits are based primarily on the employees’ compensation and/or years of service.  We have taken several steps to minimize our exposure to the longer-term risks of defined benefit pension arrangements.  Specifically, during the fourth quarter of fiscal 2006 we merged our U.S. pension plans for hourly and salaried employees and froze certain benefits under our supplemental executive retirement plan.

We also provide certain healthcare and life insurance benefits to certain U.S. hourly and salaried employees who retire under the provisions of our retirement plans.  Healthcare benefits are contributory or noncontributory, depending on retirement date, and life insurance benefits are noncontributory.  In December 2003 Congress approved the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the “Act”).  During 2007
the Company implemented changes to certain of its postretirement benefits other than pensions and as a result of these changes, these benefits are no longer actuarially equivalent to Medicare Part D and are not eligible for a federal subsidy. Despite not being eligible for a federal subsidy, the changes made during 2007 had a favorable impact on net periodic postretirement benefit cost.

 As of the end of the second quarter of 2008 we changed our application of SFAS 87, Employers' Accounting for Pensions, related to our methodology for calculating the expected return on plan assets component of net periodic pension cost.  Our new method employs actual fair market value of plan assets, which we believe is a preferred method, rather than a market-related value.  Historically, the Company computed a market-related value of plan assets by determining an asset gain or loss for each year as the difference between the actual return on the fair value of assets compared to the expected return on the fair value of assets and then deferring and amortizing the gains or losses over a five year period. The Company has switched to a method that uses the actual fair value of the plan assets and reflects gains and losses on those assets in the expected and actual return calculations instead of amortizing the gains and losses over a five year period.  Accounting principles generally accepted in the United States require that changes in accounting policies are reflected retrospectively to all periods presented.  Accordingly, previously reported financial information for all periods presented herein has been adjusted to reflect the retrospective application of this change in accounting policy.  At December 31, 2006 retained earnings reflects an unfavorable cumulative effect adjustment of $25.1 million, after-tax, attributed to the above change in accounting policy.  In addition see the table below for the impact of the change in accounting on the Company’s pension-related assets and liabilities, stockholders’ equity, loss from continuing operations and net loss.

Impact of accounting change on the Company's Consolidated Statements of Operations:

(in millions, except per share data)	Year Ended Dec. 30, 2007	Year Ended Dec. 31, 2006
Income from continuing operations	$4.3	$2.9
Net income	4.3	2.9
Diluted earnings per share	$0.22	$0.15

Impact of accounting change on the Company’s Consolidated Balance Sheet:

(in millions)
Dec. 30, 2007
Assets:
Deferred tax assets	$(2.2)
Other long-term assets	0.3

Liabilities:
Pensions and postretirement benefits	(2.1)
Deferred tax liabilities	(1.5)

Stockholders' equity:
Accumulated other comprehensive income	19.6
Retained earnings	(17.9)

On December 31, 2006 the Company adopted SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans – an amendment of FASB Statements No. 87, 88, 106, and 132(R) (“SFAS 158”), which requires an employer to recognize the over-funded or under-funded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability in its statement of financial position and to recognize the changes in that funded status in the year in which the changes occur through comprehensive income.  SFAS 158 also requires an employer to measure the funded status of a plan as of the date of its year-end statement of financial position, with limited exceptions.  The measurement date provisions are effective for fiscal years ending after December 15, 2008.  For the 2007 and 2006 fiscal years, the Company used a September 30 measurement date.  The provisions of SFAS 158 require prospective application.  The Company adopted the measurement date provisions of SFAS 158 effective December 31, 2007 and utilized the second approach, or fifteen-month approach, as described in SFAS 158 to transition to a year-end measurement date for its fiscal 2008 year end.  The adoption had the following impact to beginning retained earnings and accumulated other comprehensive income:

(in millions)	U.S. Plans	Non-U.S. Plans	OPEB
Retained earnings, net of tax	$(0.1)	$(0.3)	$(0.3)
Accumulated other comprehensive income, net of tax	$0.2	$0.1	$0.1

The following schedule presents the incremental effects at December 31, 2006 of applying SFAS 158 to the individual line items within our consolidated balance sheets:

	Pre-SFAS 158	SFAS 158 Adoption Adjustments	Post-SFAS 158
(in millions)
Assets
Prepaid expenses and other current assets	$21.7	$(1.3)	$20.4
Other assets	116.0	(24.9)	91.1
Liabilities
Accrued expenses	82.9	1.0	83.9
Pension and postretirement benefits	52.4	50.3	102.7
Deferred income taxes	31.4	(21.8)	9.6
Stockholders’ Equity
Accumulated other comprehensive income (loss)	59.7	(55.7)	4.0

The amounts in accumulated other comprehensive income (loss) that are expected to be recognized as components of net periodic pension cost during the next fiscal year are as follows:

	Pension	Postretirement	Total
(in millions)
Prior service credit	$(0.2)	$(0.4)	$(0.6)
Net loss	5.6	1.0	6.6

The following schedules present the changes in the plans’ benefit obligations and fair values of assets for fiscal years 2008 and 2007:
					Postretirement Benefits
	Pension Benefits				Other Than Pensions
	U.S. Plans		Non-U.S. Plans
(in millions)	2008	2007	2008	2007	2008	2007
Benefit obligation at beginning of year	$65.2	$69.7	$446.7	$450.6	$13.1	$14.9
Service cost	0.1	0.1	7.0	6.5	—	—
Interest cost	4.9	3.9	29.6	22.4	1.0	0.7
Plan participants’ contributions	—	—	4.7	4.7	0.2	0.2
Actuarial (gain) loss	(0.3)	(3.8)	(45.8)	(44.6)	2.1	(0.6)
Exchange rate changes/other	—	—	(117.1)	21.9	—	—
Benefits paid	(5.8)	(4.7)	(19.7)	(14.8)	(2.1)	(2.1)

Benefit obligation at end of year	64.1	$65.2	$305.4	$446.7	$14.3	$13.1

Fair value of plan assets at beginning of year	69.0	63.5	437.9	376.1	—	—
Actual return on plan assets	(17.2)	9.3	(65.9)	33.4	—	—
Employer contributions	0.8	0.9	16.5	18.3	1.9	1.9
Plan participants’ contributions	—	—	4.7	4.7	0.2	0.2
Exchange rate changes/other	—	—	(108.2)	20.2	—	—
Benefits paid	(5.8)	(4.7)	(19.7)	(14.8)	(2.1)	(2.1)

Fair value of plan assets at end of year	$46.8	$69.0	$265.3	$437.9	$—	$—
Funded status at end of year	$(17.3)	$3.8	$(40.1)	$(8.8)	$(14.3)	$(13.1)

Amounts recognized in accumulated other comprehensive income (loss) consist of:

					Postretirement Benefits
	Pension Benefits				Other Than Pensions
	U.S. Plans		Non-U.S. Plans
(in millions)	2008	2007	2008	2007	2008	2007
Net loss	$41.4	$23.4	$79.4	$62.0	$11.9	$10.9
Prior service cost	(0.8)	(1.0)	(0.1)	(0.3)	(3.5)	(4.0)
Total amount recognized	$40.6	$22.4	$79.3	$61.7	$8.4	$6.9

The following table provides the amounts recognized in the consolidated balance sheets as of each year:

					Postretirement Benefits
	Pension Benefits				Other Than Pensions
	U.S. Plans		Non-U.S. Plans
(in millions)	2008	2007	2008	2007	2008	2007
Prepaid benefit cost	$—	$12.4	$3.1	$8.7	$—	$—
Accrued benefit liability	(17.3)	(8.6)	(43.2)	(17.6)	(14.3)	(13.1)
Accumulated other comprehensive income	40.6	22.4	79.3	61.7	8.4	6.9

Net amount recognized	$23.3	$26.2	$39.2	$52.8	$(5.9)	$(6.2)

Pension plans in which accumulated benefit obligation exceeds plan assets at the measurement date:
Projected benefit obligation	$64.1	$8.6	$28.9	$7.3
Accumulated benefit obligation	64.0	8.6	25.4	6.9
Fair value of plan assets	$46.8	$—	$14.2	$—

The accumulated benefit obligation for all defined benefit pension plans was $318.5 million at December 31, 2008, and $442.1 million at September 30, 2007.

The following table provides the assumptions used to calculate the benefit obligations and amounts recognized in the balance sheets:

					Postretirement Benefits
	Pension Benefits				Other Than Pensions
	U.S. Plans		Non-U.S. Plans
	2008	2007	2008	2007	2008	2007
Discount rate	6.25%	6.25%	6.00%	5.80%	6.25%	6.25%
Rate of compensation increase	4.50%	4.50%	3.50%	3.90%	4.50%	4.50%

The plans’ trustees select the expected return on plan assets by examining probabilities of expected 20-year return rates calculated by investment consulting companies using target asset allocations and expected inflation rates.

Global financial markets have recently experienced, among other things, volatility in security prices and diminished liquidity and credit availability.  These factors could impact the value of our pension fund investments, and could result in increased pension costs and increased cash funding requirements in the future.

Plan Assets

Chesapeake’s pension plans’ weighted-average asset allocations at December 31, 2008 and September 30, 2007, by asset category, were as follows:

	Pension Benefits
	U.S. Plans		Non-U.S. Plans
	2008	2007	2008	2007
Equity securities*	46%	68%	51%	52%
Debt securities*	49	32	43	44
Other	5	—	6	4
Total	100%	100%	100%	100%

*	Plan assets were not invested in Chesapeake securities during 2008 or 2007.

The objectives of the U.S. investment policy for plan assets are:  to meet pension payment requirements; to achieve a rate of return above inflation to preserve the purchasing power of the assets; and to attempt to maintain pension costs in proportion to changes in total payroll and benefit costs.  Investment guidelines are established to assure a reasonable opportunity of achieving the objectives without exposing the funds to excessive or undue investment risk.  In 2008 we changed our target asset allocation for our U.S. pension plan to 50 percent equity securities and 50 percent debt securities from a target asset allocation of 67 percent equity securities and 33 percent debt securities.  The purpose of the equity investments is to provide appreciation in principal, growth of income and current income.  Equity securities may include U.S. dollar denominated and international stocks.  Debt securities are U.S. fixed income investments.  The purpose of fixed income investments is to provide a predictable and dependable source of income to reduce portfolio volatility.  The fixed income category may include U.S. dollar denominated marketable bonds and convertible securities.  All assets will be of sufficient size and held in issues with sufficient trading activity to facilitate transactions at minimum cost and accurate market valuation.  The aggregate portfolio should be well diversified to avoid undue exposure to maturity, credit quality or any single economic sector, industry group or individual security risk.  We believe our investment policy complies with the prudence standards and diversification requirements prescribed by the Employee Retirement Income Security Act of 1974, as amended and supplemented.

The investment policy for non-U.S. plans is set with regard to the plans’ liabilities, financial strength and statutory funding requirements.  Long-term returns from equities are expected to keep pace with salary growth in the long term.  The target asset allocations for the non-U.S. plans are set separately for different investment portfolios with no rebalancing between the portfolios.  Therefore, there is no combined portfolio target allocation.

Contributions to our pension and postretirement plans in fiscal 2008 were $19.2 million, which included supplementary contributions to non-U.S. plans of $11.8 million.  We expect that for 2009 the funding requirements would be at least $15.8 million which includes the supplementary contribution to the non-U.S. plans of at least £6 million.

The supplementary contributions to non-U.S. plans are related to one of our U.K. subsidiaries who was party to a recovery plan (the "Recovery Plan") for its U.K. Pension Plan (“the Plan”), which required that the subsidiary make annual cash contributions to the Plan in July of each year of at least £6 million above otherwise required levels in order to achieve a funding level of 100 percent by July 2014.  In addition, if an interim funding level for the Plan of 90 percent was not achieved by April 5, 2008, the Recovery Plan required that an additional supplementary contribution to achieve an interim funding level of 90 percent be paid on or before July 15, 2008.

The funding level of the Plan is dependent upon certain actuarial assumptions, including assumptions related to inflation, investment returns and market interest rates, changes in the numbers of plan participants and changes in the benefit obligations and related laws and regulations.  Changes to these assumptions potentially have a significant impact on the calculation of the funding level of the Plan.  An interim valuation of the Plan as of April 5, 2008 determined that the additional supplementary contribution necessary, in addition to the £6 million annual payment due on or before July 15, 2008, to achieve an interim funding level of 90% was £29.6 million.

On July 15, 2008 our U.K. subsidiary agreed with the Trustee of the Plan on an Amended Recovery Plan.  Under the terms of the Amended Recovery Plan, the Plan Trustee agreed to accept annual supplemental payments of £6 million over and above those needed to cover benefits and expenses until the earlier of (a) 2021 or (b) the Plan attaining 100% funding on an on-going basis after 2014, and has waived the requirement for the additional supplementary contribution due on or before July 15, 2008, to achieve an interim funding level of 90%.  Our U.K. subsidiary has made the £6 million supplemental payment to the Plan due for 2008.

The following table provides the components of net pension costs and the assumptions used to calculate net pension costs:

							Postretirement Benefits
	Pension Benefits						Other Than Pensions
	U.S. Plans			Non-U.S. Plans
(dollars in millions)	2008	2007	2006	2008	2007	2006	2008	2007	2006
Service cost	$0.1	$0.1	$0.2	$5.5	$6.5	$7.2	$—	$—	$—

Interest cost	3.9	3.9	3.9	23.3	22.4	21.6	0.8	0.8	0.8
Expected return on plan assets	(5.3)	(4.9)	(4.8)	(27.7)	(25.5)	(22.0)	—	—	—
Amortization of prior service cost and actuarial loss	0.5	0.9	1.4	0.7	4.7	8.2	0.5	0.4	0.3
Net (benefit) expense	$(0.8)	$—	$0.7	$1.8	$8.1	$15.0	$1.3	$1.2	$1.1

Discount rate	6.25%	5.88%	5.50%	5.80%	5.00%	5.00%	6.25%	5.88%	5.50%
Expected return on plan assets	8.00%	8.00%	8.00%	7.00%	6.60%	6.90%	N/A	N/A	N/A
Rate of compensation increase	4.50%	4.50%	4.50%	3.90%	3.50%	3.90%	4.50%	4.50%	4.50%

Component of Comprehensive Income

	Pension Benefits
(in millions)	2008	2007	2006
Decrease (increase) in minimum pension liability included in other comprehensive income, net of taxes	N/A	N/A	$27.2

Future Benefit Payments

The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid:

	Pension Plans		Other Benefits
(in millions)	U.S. Plans	Non- U.S. Plans
2009	$4.7	$12.2	$1.4
2010	4.6	12.5	1.5
2011	4.6	13.0	1.5
2012	4.7	13.8	1.4
2013	4.7	14.2	1.4
Years 2014-2018	23.9	76.0	6.6

Assumed Healthcare Cost Trend Rates

	2008	2007
Healthcare cost trend rate assumed for next year	11%	8%
Rate to which the cost trend rate is assumed to decline (the ultimate trend rate)	6%	5%
Year that the rate reaches the ultimate trend rate	2018	2011

Assumed healthcare cost trend rates have a significant effect on the amounts reported for healthcare plans.  A one percent change in assumed healthcare cost trend rates would have the following effects:

(in millions)	One Percent Increase	One Percent Decrease
Effect on total of service and interest cost	$—	$—
Effect on postretirement benefit obligation	$0.3	$(0.3)

Defined Contribution Plans

Chesapeake sponsors, in accordance with the provisions of Section 401(k) of the Internal Revenue Code, pre-tax savings programs for eligible U.S. salaried and hourly employees.  Participants’ contributions are matched by Chesapeake in cash up to designated contribution levels.  Contributions are invested in several investment options, which may include Chesapeake common stock, as selected by the participating employee.  During the fourth quarter of fiscal 2008, we closed the Chesapeake common stock fund option to any new contributions (either employee, employer, or exchanges).   See “Note 2 Liquidity/Going Concern” for further explanation.  At January 1, 2006, 300,000 shares of Chesapeake common stock were reserved for issuance under these programs.  We also maintain various defined contribution plans covering certain foreign employees.  Beginning in fiscal 2006 the Company also makes non-elective contributions to certain of these domestic and foreign defined contribution plans.  Expense associated with these plans was approximately $4.2 million in fiscal 2008 and  $4.7 million in both fiscal 2007 and fiscal 2006.

12           Stockholders’ Equity

Chesapeake currently has 60 million authorized shares of common stock, $1.00 par value, of which 20,559,115 shares were outstanding as of December 28, 2008.  We did not declare dividends during fiscal 2008.  We declared dividends of $0.22 per share during fiscal 2007 and $0.88 per share during fiscal year 2006.

In addition to our common stock, Chesapeake’s authorized capital includes 500,000 shares of preferred stock ($100.00 par), of which 100,000 shares are designated as Series A Junior Participating Preferred Stock (“Series A Preferred”).  No preferred shares were outstanding during the three years ended December 28, 2008.

Shareholder Rights Plan

Under the terms of a shareholder rights plan approved February 10, 1998, each outstanding share of our common stock had attached to it one preferred share purchase right, which entitles the shareholder to buy one unit (0.001 of a share) of Series A Preferred at an exercise price of $120.00 per share, subject to adjustment.  The rights expired on March 15, 2008.

Earnings Per Share (“EPS”)

Basic EPS is calculated using the weighted-average number of outstanding common shares for the periods, which were 19,488,864 in fiscal 2008; 19,453,693 in fiscal 2007; and 19,418,103 in fiscal 2006.  Diluted EPS reflects the potential dilution that could occur if securities are exercised or converted into common stock, or result in the issuance of common stock that would then share in earnings.  Diluted EPS is calculated using the weighted-average number of diluted outstanding common shares for the periods, which were 19,488,864 in fiscal 2008; 19,453,693 in fiscal 2007; 19,418,103 in fiscal 2006.  The number of potentially dilutive shares excluded from the calculation of diluted EPS was 0.9 million in fiscal 2008; 1.3 million in fiscal 2007; and 1.3 million in fiscal 2006.

13           Stock Option and Award Plans

At December 28, 2008, we had four stock compensation plans for employees and officers: the 2005 Incentive Plan, the 1997 Incentive Plan, the 1993 Incentive Plan, and the 1987 Stock Option Plan.  All four plans have been approved by our shareholders.  The options outstanding as of January 1, 2007, were awarded under our 1993, 1997 and 2005 Incentive Plans.  Up to 3,311,864 additional shares may be issued pursuant to all of the stock option and award plans; however, the Board of Directors has stated that all future grants will be made only from those shares available under the 2005 Incentive Plan, which had 433,308 additional shares available for issuance at December 28, 2008.  Under the 2005 Incentive Plan, we may grant stock options, stock appreciation rights (“SARs”), stock awards, performance shares or stock units, and may make incentive awards to our key employees and officers.  As to employees, the stock compensation plans are administered by the Executive Compensation Committee of the Board of Directors.

Stock Options

Stock options are generally granted with an exercise price equal to the market value of our common stock on the date of the grant, expire 10 years from the date they are granted and vest over a three-year service period.  As permitted by SFAS No. 123 and SFAS No. 123(R) the fair values of the options were estimated using the Black-Scholes option-pricing model.  The Black-Scholes weighted-average assumptions were as follows:

	2008	2007	2006
Weighted-average fair value of options at grant date	$2.04	$3.86	$4.85
Dividend yield	--%	5.3%	6.0%
Risk-free interest rates	3.4%	4.7%	4.7%
Volatility	42.3%	34.7%	57.4%
Expected option term (years)	6.0	6.0	5.8

As part of the annual valuation process the Company reassesses the appropriateness of the inputs into the Black-Scholes model used for option valuation.  The Company establishes the risk-free interest rate using U.S. Treasury zero-coupon bonds with a remaining term equal to the expected option life assumed at the date of grant.  The dividend yield is set based on the dividend rate approved by the Company's Board of Directors and the stock price on the grant date.  The expected volatility assumption is set based primarily on historical volatility.  The expected life assumption is set based on an analysis of past exercise behavior by option holders.  In performing the option valuations the Company has not stratified option holders as exercise behavior has historically been consistent across all employee groups.  The forfeiture rate used is based on historical experience.  As required by SFAS No. 123(R) the Company will adjust the estimated forfeiture rate based upon actual experience.

The following schedule summarizes stock option activity for the year ended December 28, 2008:

	Number of Stock Options	Weighted- Average Exercise Price	Weighted-Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value
Outstanding December 30, 2007	1,306,230	$25.83	3.4	--
Granted	87,850	3.85	10.0
Exercised	--	--	--
Forfeited/expired	(475,627)	29.60	--

Outstanding December 28, 2008	918,453	22.23	3.7	--

Exercisable December 28, 2008	775,650	24.65	2.8	--

The following schedule summarizes information about stock options for the year ended December 28, 2008:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted - Average Remaining Contractual Life (Years)	Weighted - Average Exercise Price	Number Exercisable	Weighted - Average Exercise Price

$3.85 - $7.69	80,100	9.0	$ 3.85	600	$ 3.85
$7.70 - $11.54	2,500	8.8	$ 9.13	500	$ 8.36
$11.55 - $15.38	59,850	6.8	$14.60	41,151	$14.60
$15.39 - $19.23	129,835	5.9	$17.17	87,231	$17.49
$19.24 - $23.07	186,168	2.9	$21.93	186,168	$21.93
$23.08 - $26.92	87,200	4.5	$25.50	87,200	$25.50
$26.93 - $30.76	367,767	1.5	$28.60	367,767	$28.60
$30.77 - $38.45	5,033	0.8	$35.12	5,033	$35.12
	918,453			775,650

For the year ended December 28, 2008 the total share-based compensation expense for stock options was $0.3 million.  As of December 28, 2008 there was $0.2 million of total unrecognized compensation cost related to non-vested stock options.  The cost is to be recognized over a weighted-average period of 2 years.

Non-employee Directors

Chesapeake has a Directors' Deferred Compensation Plan that provides for annual grants of stock options or shares to non-employee directors.  Up to 270,350 options for additional shares may be issued pursuant to the Directors' Plan; however, any future awards of stock options (or other equity compensation) to non-employee directors will be made under the 2005 Incentive Plan.  For the year ended December 28, 2008, there were no options granted to non-employee directors.  During 2008, 26,021 shares were granted to non-employee directors.

 Restricted Stock

From time to time the Executive Compensation Committee (or, as to the CEO, the Committee of Independent Directors) of the Board of Directors will grant performance-based, service-based, or market condition-based restricted stock to Chesapeake's officers and certain managers under Chesapeake's Incentive Plans.  For the 2004-2006, 2005-2007 and 2006-2008 cycles of the long-term incentive program, the performance criteria established by the Executive Compensation Committee (and the Committee of Independent Directors, as to the CEO) for the vesting of restricted stock was the achievement of specific strategic goals for Chesapeake.  For the 2007- 2009 and 2008 - 2010 cycles of the long-term incentive program, the target criteria was based on total shareholder return, which constitutes a market condition. If the performance targets or market conditions are not achieved by the ends of the applicable cycles, the related shares will be forfeited.

For performance-based or service-based restricted stock, the fair value of each share of restricted stock is based on the fair market value of the stock on the date of grant.  The probability of achieving the performance criteria is assessed each quarter and compensation expense is adjusted accordingly.  For liability classified awards, compensation expense is further adjusted based on the fair value of the award at the end of the reporting quarter.  If performance goals are not met no compensation cost is recognized and any previously recognized compensation cost is reversed.  For market condition-based restricted stock, the fair value of each share of restricted stock is calculated by a third party service provider using a Lattice Option-Pricing Model.  The fair value captures the probability of achieving the market condition and is updated only if the award program is modified.  If the market condition is not met, previously recognized compensation cost is not reversed.  The following schedule summarizes non-vested restricted stock activity for the year ended December 28, 2008:

	Shares	Weighted- Average Grant Date Value

Outstanding grants at December 30, 2007	410,984	$19.05
New shares granted	766,200	3.35
Shares forfeited	(123,417)	23.75
Shares vested	(600)	19.64
Outstanding grants at December 28, 2008	1,053,167	$ 7.08

For the year ended December 28, 2008 the total share-based compensation expense for restricted stock was $1.5 million.  As of December 28, 2008 there was $2.5 million of total unrecognized compensation cost related to non-vested restricted stock.  The cost is expected to be recognized over a weighted-average period of 2 years, assuming achievement of the performance criteria.

Stock Purchase Plans

Chesapeake has stock purchase plans for certain eligible salaried and hourly employees.  Shares of Chesapeake common stock are purchased based on participant authorized payroll deductions and a company match of a portion of the employee contributions.  At December 28, 2008, 348,583 shares remain available for issuance under these plans.

Stock-based Compensation Expense

The charges to income from continuing operations, net of forfeitures, for all stock-based employee compensation plans approximated $1.7 million in fiscal 2008, $0.5 million in fiscal 2007, and $0.9 million in fiscal 2006.  See "Note 1 - Summary of Significant Accounting Policies" for additional information related to compensation expense for stock options.

14           Supplemental Balance Sheet and Cash Flow Information

Balance Sheet Information

(in millions)	2008	2007
Accrued expenses:
Compensation and employee benefits	$24.1	$28.2
Fixed asset purchases	13.2	12.4
Restructuring	7.3	2.8
Interest (1)	16.5	4.7
Professional fees	10.5	-
Accrued other taxes	7.9	4.8
Derivatives	3.5	-
Sales rebates	3.2	3.7
Government Grants	3.2	4.8
Other	4.7	3.8
Total	$94.1	$65.2

Accumulated other comprehensive income (loss):
Foreign currency translation	$80.1	$106.3
Pension and other postretirement benefits adjustments, net of taxes	(126.8)	(45.3)
Fair market value of derivatives, net of tax	1.9	6.5
Total	$(44.8)	$67.5

Cash Flow Information

(in millions)	2008	2007	2006

Cash paid for:
Interest (net of amounts capitalized)	$35.7	$44.1	$38.9
Income taxes	(0.9)	(1.3)	4.6
Supplemental investing and financing non-cash transactions: Issuance of common stock for long-term incentive and employee benefit plans (net of forfeitures)	0.8	$0.4	$0.4
Dividends declared not paid	—	—	4.4
Assets obtained by capital lease	3.8	0.6	0.2
Assets financed (2)	13.2	12.4	12.6

(1)	Accrued interest reflects our failure to pay interest due on our outstanding 10-3/8% Notes and our 7% Notes (see “Note 2 Liquidity/Going Concern”).

(2)	Amounts reported as financed are recorded as purchases of property, plant and equipment in the statement of cash flows in the year paid.

15           Commitments and Contingencies

Lease Obligations

Chesapeake leases certain assets (principally manufacturing equipment, office space, transportation and information processing equipment) generally for three- to five-year terms.  Rental expense for operating leases for continuing operations totaled $12.3 million in fiscal 2008, $10.2 million in fiscal 2007, and $9.5 million in fiscal 2006.  As of December 28, 2008, aggregate minimum rental payments in future years on noncancelable operating leases approximated $27.3 million.  The amounts applying to future years are:  2009, $4.6 million; 2010, $3.5 million; 2011, $2.5 million; 2012, $2.3 million; 2013, $3.4 million; and thereafter, $11.0 million.

Environmental Matters

The costs of compliance with existing environmental regulations are not expected to have a material adverse effect on our financial position or results of operations.

The Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") and similar state "Superfund" laws impose liability, without regard to fault or to the legality of the original action, on certain classes of persons (referred to as potentially responsible parties or "PRPs") associated with a release or threat of a release of hazardous substances into the environment. Financial responsibility for the remediation and restoration of contaminated property and for natural resource damages can extend to previously owned or used properties, waterways and properties owned by third parties, as well as to properties currently owned and used by a company even if contamination is attributable entirely to prior owners. As discussed below the U.S. Environmental Protection Agency ("EPA") has given notice of its intent to list the Lower Fox River in Wisconsin on the National Priorities List under CERCLA and identified our subsidiary, Wisconsin Tissue Mills Inc., now WTM I Company ("WT"), as a PRP for the Lower Fox River site.  Except for the Fox River matter we have not been identified as a PRP at any other CERCLA-related sites.  However, there can be no assurance that we will not be named as a PRP at any other sites in the future or that the costs associated with additional sites would not be material to our financial position or results of operations.

In June 1994 the U.S. Department of Interior, Fish and Wildlife Service ("FWS"), a federal natural resources trustee, notified WT that it had identified WT as a PRP for natural resources damage liability under CERCLA arising from alleged releases of polychlorinatedbiphenyls ("PCBs") in the Fox River and Green Bay System in Wisconsin (the “Lower Fox River Site”) from WT's former recycled tissue mill in Menasha, Wisconsin. In addition to WT six other companies (Appleton Papers Inc. (“Appleton Papers”), Fort Howard Corporation, P.H. Glatfelter Company ("Glatfelter"), NCR Corporation (“NCR”), Riverside Paper Corporation and U.S. Paper Mills Corporation) were identified as PRPs for the Lower Fox River Site. The FWS and other governmental and tribal entities, including the State of Wisconsin ("Wisconsin"), allege that natural resources, including federal lands, state lands, endangered species, fish, birds, tribal lands or lands held by the U.S. in trust for various Indian tribes, have been exposed to PCBs that were released from facilities located along the Lower Fox River. On January 31, 1997 the FWS notified WT of its intent to file suit, subject to final approval by the U.S. Department of Justice ("DOJ"), against WT to recover alleged natural resource damages, but the FWS has not yet instituted such litigation. On June 18, 1997 the EPA announced that it was initiating the process of listing the Lower Fox River on the CERCLA National Priorities List of hazardous waste sites. On September 30, 2003 EPA and the Wisconsin Department of Natural Resources ("DNR"), in connection with the issuance of General Notice Letters under CERCLA to the PRPs requesting a good faith offer to conduct the remedial design for downstream portions of the Lower Fox River Site, also notified Menasha Corporation and Sonoco Products Company that those companies were also considered potentially liable for the cost of response activities at the Lower Fox River Site.

In January 2003 DNR and EPA released a Record of Decision (the "OU1-2 ROD") for Operable Units 1 and 2 ("OU1" and "OU2") of the Lower Fox River Site. OU1 is the reach of the river that is the farthest upstream and is immediately adjacent to the former WT mill. The OU1-2 ROD selected a remedy, consisting primarily of dredging, to remove substantially all sediment in OU1 with concentrations of PCBs of more than 1 part per million in order to achieve a surface weighted-average PCB concentration level ("SWAC") of not more than 0.25 parts per million. In June 2008 EPA and Wisconsin released an Amended Record of Decision for OU1 (the “Amended OU1 ROD”) which includes a balanced approach of capping, sand covering and dredging in OU1. The Amended OU1 ROD estimates the new total cost of the amended remedy to be $102 million, including funds already expended. The $102 million estimate includes all active remedial work, agency oversight costs, a contingency and a present value estimate for post-remedy response work. For OU2, the reach of the river covering approximately 20 miles downstream from OU1, the OU1-2 ROD was amended as of June 2007 by a Record of Decision Amendment (the “Amended OU2-5 ROD”) to provide for dredging and disposal of a single deposit in OU2.  The remainder of OU2 will be addressed by monitored natural recovery as provided in the original OU1-2 ROD.

On July 1, 2003 DNR and EPA announced that they had signed an agreement with WT under which WT will complete the design work for the sediment clean-up in OU1. On April 12, 2004, a Consent Decree (the "Consent Decree") regarding the remediation of OU1 by WT and Glatfelter was entered by a federal court. Under the terms of the Consent Decree, WT and Glatfelter agreed to perform appropriate remedial action in OU1 in accordance with the OU1-2 ROD under oversight by EPA and DNR. To fund the remedial action, WT and Glatfelter each paid $25 million to an escrow account, and EPA and Wisconsin obtained an additional $10 million from another source to supplement the funding. The escrow account will earn more than $4 million in income which is also being used to pay for OU1 response work. Contributions and cooperation may also be obtained from local municipalities, and additional assistance may be sought from other potentially liable parties. As provided in the Consent Decree, WT has been reimbursed from the escrow account for $2 million of OU1 design costs expended under the July 1, 2003, design agreement.

Under the terms of the Consent Decree WT also paid EPA and the State of Wisconsin $375,000 for past response costs, and paid $1.5 million for natural resource damages ("NRD") for the Fox River site and $150,000 for past NRD assessment costs. These payments have been credited toward WT's potential liability for response costs and NRD associated with the Lower Fox River Site as a whole.

In March 2007, as an alternative to a determination by EPA and Wisconsin that the funds remaining in the Consent Decree escrow account would be insufficient to complete the OU1 remedial action described in the OU1-2 ROD, WT and Glatfelter agreed with EPA and Wisconsin on an Agreed Supplement to Consent Decree (the “First Supplement”) which was filed with the federal court on March 28, 2007. Under the provisions of the First Supplement, WT and Glatfelter each deposited an additional total of $6 million in the Consent Decree escrow account as additional funding for remediation of OU1. In addition, Menasha Corporation deposited $7 million into the Consent Decree escrow account pursuant to a Second Agreed Supplement to Consent Decree (“Second Supplement”) filed with the federal court on November 13, 2007.

In June 2008, based on the Amended OU1 ROD, WT and Glatfelter entered into an Amended Consent Decree with EPA and Wisconsin agreeing to complete the remediation in OU1 as required by the Amended OU1 ROD, without a limitation as to cost.  The Amended Consent Decree was entered by the federal court on August 13, 2008. To fund the estimated cost of completing the remediation described in the Amended OU1 ROD, WT and Glatfelter have each deposited into the Consent Decree escrow account an additional $9.5 million as required by the

2008 Amended Consent Decree.  If the funding in that escrow account is not adequate to pay for the work necessary to achieve the performance standards for OU1 specified in the Amended OU1 ROD and maintain a $4 million balance for work in the year 2010 and thereafter, WT and Glatfelter are each obligated to pay one-half of the amount of additional funding needed to maintain that $4 million balance.  The $4 million balance will be used to pay for work in 2010 and beyond, including post-remedy response work. WT and Glatfelter remain obligated to pay for post-remedy response work if the escrow account becomes depleted.  Upon completion of the remedial action for OU1 to the satisfaction of EPA and Wisconsin, WT and Glatfelter will receive covenants not to sue from EPA and Wisconsin for OU1, subject to conditions typical of settlements under CERCLA.

In July 2003 EPA and DNR announced a Record of Decision (the "OU3-5 ROD") for Operable Units 3, 4 and 5 ("OU3," "OU4" and "OU5," respectively), the remaining operable units for this site. The OU3-5 ROD required primarily dredging and disposal of PCB contaminated sediments from OU3 and OU4 (the downstream portion of the river) and monitored natural recovery in OU5 (Green Bay). In June 2007 EPA and Wisconsin issued the Amended OU2-5 ROD.  The Amended OU2-5 ROD modified the remediation requirements for OUs 3 and 4 by reducing the volume of sediment to be dredged and providing for capping or sand cover as prescribed remediation where specific criteria are met.  For OUs 2 and 5 the remedy is unchanged except that dredging is now required only in a single deposit in OU2 and at the mouth of the Fox River in OU5.  When the Amended OU2-5 ROD was issued, EPA and DNR estimated the cost of the amended remedy to be $390.3 million, which consisted of an estimate of $384.7 million in 2005 dollars for remedial work plus an estimate of $5.6 million for the present value of long-term maintenance and monitoring over 100 years.   In June 2008, a draft 60 per cent design document estimates the cost of the remedy in the Amended 2-5 ROD to be $600 million, including a present value estimate of $6.4 million for long-term maintenance and monitoring and excluding any contingency and agency oversight costs.

On November 14, 2007 WT and seven other PRPs, namely Appleton Papers; CBC Coating, Inc. (formerly known as Riverside Paper Corporation); Georgia-Pacific Consumer Products, LP (formerly known as Fort James Operating Company); Menasha Corporation; NCR; Glatfelter; and U.S. Paper Mills Corp. were issued a Unilateral Administrative Order for Remedial Action by EPA under Section 106 of CERCLA to perform and fund work required by the Amended OU2-5 ROD.  WT has given notice to EPA of how it intends to comply with the terms of the order and is involved in negotiations with the other recipients of the order on how they will comply with the order.  As of January 15, 2009, WT and  other recipients of the order are not in compliance with the specific term of the order that required the recipients to present to EPA financial assurance in an aggregate amount no less than the total estimated cost of the response work specified under the OU2-5 ROD.  WT’s comments to EPA on the order asserted that this term of the order exceeded EPA’s authority and is otherwise unlawful.

In June 2008 Appleton Papers and NCR joined WT as a defendant in a pending lawsuit in federal district court in Wisconsin seeking recovery of their response costs and natural resource damages and an allocation of future response cost and natural resource damages. The lawsuit also names as defendants most of the identified PRPs and numerous other parties who have not been previously identified by EPA or DNR as PRPs.  WT is defending its interests in the litigation and believes that it has paid more than its appropriate share of the response costs to date. The outcome of the litigation is not expected to materially adversely affect our financial position or results of operations.

Based on information available to us at this time we believe that the range of reasonable estimates of the remaining total cost of remediation and restoration for the Fox River site is $640 million to $870 million. The low end of this range assumes that the remedy for OU1 will be completed for a cost less than the funds paid into the escrow account under the 2008 Amended OU1 Consent Decree.  For OU2-5, the low end of this range is based on the draft 60% design estimate for the remedial work and present value cost for long-term maintenance and monitoring, with provision for agency oversight costs.  The upper end of the range assumes the OU1 remediation cost will be as estimated by the Amended OU1 ROD and that the costs of the remedial work under the Amended OU2-5 ROD will significantly exceed those in the draft 60% design document.  The active remediation components of the amended remedy for OU1 are expected to be substantially completed in 2009, while the Amended OU2-5 ROD indicates that active remediation is expected to take approximately nine years from the commencement of substantial activity, which is currently expected to start in 2009. Any enforcement of a definitive remedial action plan may be subject to judicial review.

On October 25, 2000 the federal and tribal natural resources trustees released a Restoration and Compensation Determination Plan ("RCDP") presenting the federal and tribal trustees' planned approach for restoring injured federal and tribal natural resources and compensating the public for losses caused by the release of PCBs at the Fox River site. The RCDP states that the final natural resource damage claim (which is separate from, and in addition to, the remediation and restoration costs that will be associated with remedial action plans) will depend on the extent of PCB clean-up undertaken by EPA and DNR, but estimates past interim damages to be $65 million, and, for illustrative purposes only, estimates additional costs of restoration to address present and future PCB damages in a range of $111 million to $268 million. To date Wisconsin has not issued any estimate of natural resource damages. We believe, based on the information currently available to us, that the estimate of natural resource damages in the RCDP represents the reasonably likely upper limit of the total natural resource damages. We believe that the alleged damages to natural resources are overstated in the RCDP and joined in the PRP group comments on the RCDP to that effect. No final assessment of natural resource damages has been issued.

Under CERCLA each PRP generally will be jointly and severally liable for the full amount of the remediation and restoration costs and natural resource damages, subject to a right of contribution from other PRPs. In practice, PRPs generally negotiate among themselves to determine their respective contributions to any multi-party activities based upon factors including their respective contributions to the alleged contamination, equitable considerations and their ability to pay. In draft analyses by DNR and federal government consultants the volume of WT's PCB discharges into the Fox River has been estimated to range from 2.72 percent to 10 percent of the total discharges of PCBs. This range may not be indicative of the share of the cost of the remediation and restoration costs and natural resource damages that ultimately will be allocated to WT because of: inaccuracies or incompleteness of information about mill operations and discharges; inadequate consideration of the nature and location of various discharges of PCBs to the river, including discharges by persons other than the named PRPs and the relationship of those discharges to identified contamination; uncertainty of the geographic location of the remediation and restoration eventually performed; uncertainty about the ability of other PRPs to participate in paying the costs and damages; and uncertainty about the extent of responsibility of the manufacturers of the carbonless paper recycled by WT which contained the PCBs. We have evaluated the ability of other PRPs to participate in paying the remediation and restoration costs and natural resource damages based on our estimate of their reasonably possible shares of the liability and on public financial information indicating their ability to pay such shares. While we are unable to determine at this time what shares of the liability for the Fox River costs will be paid by the other identified PRPs (or other entities who are subsequently determined to have liability), based on information currently available to us and the analysis described above, we believe that most of the other PRPs have the ability to pay their reasonably possible shares of the liability.

The ultimate cost to WT of remediation and restoration costs and natural resource damages related to the Lower Fox River Site and the time periods over which the costs and damages may be incurred cannot be predicted with certainty at this time due to uncertainties with respect to: what remediation and restoration will be implemented; the actual cost of that remediation and restoration; WT's share of any multi-party remediation and restoration costs and natural resource damages; the outcome of the federal and state natural resource damage assessments; the timing of any remediation and restoration; the evolving nature of remediation and restoration technologies and governmental regulations; controlling legal precedent; the extent to which contributions will be available from other parties; and the scope of potential recoveries from insurance carriers and prior owners of WT. While such costs and damages cannot be predicted with certainty at this time, we believe that WT's reasonably likely share of the ultimate remediation and restoration costs and natural resource damages associated with the Lower Fox River Site, including disbursement on behalf of WT of the remaining amount deposited by WT under the terms of the Consent Decree, may fall within the range of $29 million to $134 million, payable over a period of up to 40 years.  In our estimate of the lower end of the range we have assumed remediation and restoration costs as estimated by our consultants for OU1, the draft 60% design estimate for OU2-5 and the low end of the governments' estimates of natural resource damages and WT's share of the aggregate liability. In our estimate of the upper end of the range we have assumed higher costs in all OUs and that our share of the ultimate aggregate liability for all PRPs will be higher than we believe it will ultimately be determined to be. We have accrued an amount for the Fox River liability based on our estimate of the reasonably probable costs within the range described above.

In connection with Chesapeake’s acquisition of WT from Philip Morris Incorporated (now known as Philip Morris USA Inc., or "PM USA," a wholly owned subsidiary of Altria Group, Inc.) in 1985, the seller agreed to indemnify WT and Chesapeake for losses related to breaches of representations and warranties set forth in the acquisition agreement.  Chesapeake identified PCB contamination in the Fox River as a basis for a claim for indemnification. In mid-June 2008, PM USA asserted a claim that it did not have an indemnification obligation and refused to continue to indemnify WT and Chesapeake for their losses related to the Fox River.  The claim was resolved in a settlement described in a consent decree approved by a judge of the Circuit Court of Henrico County, Virginia, on July 1, 2008, by which, among other things, (i) PM USA released its claims for recovery of past indemnification payments; (ii) PM USA agreed to cooperate in WT’s recovery under certain general liability policies; and (iii) PM USA’s maximum liability for future indemnification payments under the 1985 acquisition agreement was capped at $36 million.  We intend to seek recovery for the Fox River losses under certain general liability insurance policies and believe that the insurance recoveries, together with the indemnification from PM USA will provide funds to substantially cover our reasonably probable cost related to the Fox River matter.  We understand, however, that PM USA is subject to certain risks (including litigation risk in cases relating to health concerns regarding the use of tobacco products). Accordingly, there can be no assurance that PM USA will be able to satisfy its indemnification obligations in the future. However, PM USA is currently meeting its indemnification obligations under the consent decree and, based on our review of currently available financial information, we believe that PM USA has the financial ability to continue to meet its indemnification obligations. We further understand that there are risks related to our anticipated recovery under certain general liability insurance policies, including certain coverage defenses which may be asserted by the insurance carriers.

Pursuant to the Joint Venture Agreement with Georgia-Pacific Corporation for Georgia-Pacific Tissue, LLC, WT has retained liability for, and the third party indemnity rights associated with, the discharge of PCBs and other hazardous materials in the Fox River and Green Bay System. Based on currently available information we believe that if remediation and restoration are done in an environmentally appropriate, cost effective and responsible manner, and if natural resource damages are determined in a reasonable manner, the matter is unlikely to have a material adverse effect on our financial position or results of operations. However, because of the uncertainties described above, there can be no assurance that the ultimate liability with respect to the Lower Fox River site will not have a material adverse effect on our financial position or results of operations.

In the fourth quarter of 2008 we reviewed, and decreased, our estimate of our reasonably probable environmental costs based on remediation activities to date and other developments.  Our accrued environmental liabilities totaled approximately $64.7 million as of December 28, 2008, of which $25.6 million was considered short-term, and $75.1 million as of December 30, 2007, of which $16.2 million was considered short-term.

Legal and Other Commitments

Chesapeake is a party to various other legal actions and tax audits which are ordinary and incidental to our business. While the outcome of environmental, tax and legal actions cannot be predicted with certainty, we believe the reasonably expected outcome of any of these proceedings, or all of them combined, will not have a material adverse effect on our consolidated financial position or results of operations.

                The Internal Revenue Service (“IRS”) has proposed Federal income tax adjustments relating to a transfer of assets in 1999 by our subsidiary, WTM I Company, to a joint venture with Georgia-Pacific Corporation.  The IRS issued a Notice of Deficiency based on those adjustments on May 25, 2006.  Taking into account correlative adjustments to the Corporation’s tax liability in other years, the amount in dispute, including interest through December 28, 2008, is approximately $38 million.

We intend to defend our position vigorously with respect to the asserted deficiency.  We have estimated our maximum potential exposure with respect to the matter to be approximately $38 million; however, we continue to believe that our tax treatment of the transaction was appropriate and that we should prevail in this dispute with the IRS.  A trial date in U.S. tax court had been set with respect to this matter for March 9, 2009, but proceedings have been stayed by Chesapeake’s filing for bankruptcy and the tax court trial has been continued.  We currently do not have any estimate with regards to the timing of the ultimate resolution of this case.  We do not expect that the ultimate resolution of this matter will have a material adverse effect on our financial condition or results of operation.

Guarantees and Indemnifications

We have entered into agreements for the sale of assets or businesses that contain provisions in which we agree to indemnify the buyers or third parties involved in the sale for certain liabilities or risks related to the sale. In these sale agreements we typically agree to indemnify the buyers or other involved third parties against a broadly-defined range of potential "losses" (typically including, but not limited to, claims, costs, damages, judgments, liabilities, fines or penalties, and attorneys' fees) arising from:  (i) a breach of our representations or warranties in the sale agreement or ancillary documents; (ii) our failure to perform any of the covenants or obligations of the sale agreement or ancillary documents; and (iii) other liabilities expressly retained or assumed by us related to the sale.  Most of our indemnity obligations under these sale agreements are:  (i) limited to a maximum dollar value significantly less than the final purchase price; (ii) limited by time within which indemnification claims must be asserted (often between one and three years); and (iii) subject to a deductible or "basket." Many of the potential indemnification liabilities under these sale agreements are unknown, remote or highly contingent, and most are unlikely to ever require an indemnity payment.  Furthermore, even in the event that an indemnification claim is asserted, liability for indemnification is subject to determination under the terms of the applicable sale agreement, and any payments may be limited or barred by a monetary cap, a time limitation or a deductible or basket.  For these reasons we are unable to estimate the maximum potential amount of the potential future liability under the indemnity provisions of the sale agreements.  However, we accrue for any potentially indemnifiable liability or risk under these sale agreements for which we believe a future payment is probable and a range of loss can be reasonably estimated.  Other than the Fox River matter discussed in Environmental Matters above, as of December 28, 2008, we believe our liability under such indemnification obligations was immaterial.

In the ordinary course of our business we may enter into agreements for the supply of goods or services to customers that provide warranties to their customers on one or more of the following:  (i) the quality of the goods and services supplied by us; (ii) the performance of the goods supplied by us; and (iii) our compliance with certain specifications and applicable laws and regulations in supplying the goods and services.  Liability under such warranties often is limited to a maximum amount by the nature of the claim or by the time period within which a claim must be asserted.  As of December 28, 2008 we believe our liability under such warranties was immaterial.

In the ordinary course of our business we may enter into service agreements with service providers in which we agree to indemnify the service provider against certain losses and liabilities arising from the service provider's performance of the agreement.  Generally, such indemnification obligations do not apply in situations in which the service provider is grossly negligent, engages in willful misconduct or acts in bad faith.  As of December 28, 2008 we believe our liability under such service agreements was immaterial.

In the ordinary course of our business, we may enter into supply agreements (such as those discussed above), service agreements (such as those discussed above), purchase agreements, leases, and other types of agreements in which we agree to indemnify the party or parties with whom we are contracting against certain losses and liabilities arising from, among other things: (i) our breach of the agreement or representations or warranties under the agreement; (ii) our failure to perform any of our obligations under the agreement; (iii) certain defined actions or omissions by us; and (iv) our failure to comply with certain laws, regulations, rules, policies, or specifications.  As of December 28, 2008 we believe our liability under these agreements was immaterial.

16           Business Segment Information

During July 2007 we announced a reorganization that included the realignment of operating segments.  As of September 30, 2007 we conduct our business in three operating segments:  Plastic Packaging, Pharmaceutical and Healthcare Packaging ("Pharma"), and Branded Products Packaging ("Branded Products").  The Branded Products operating segment includes the former tobacco operating segment.  The Pharma and Branded Products operating segments are aggregated into the Paperboard Packaging reporting segment.  Our Paperboard Packaging segment designs and manufactures folding cartons, spirally wound composite tubes, leaflets, labels and other paper and paperboard packaging products.  The primary end-use markets for this segment are pharmaceutical and healthcare and branded products (such as alcoholic drinks, confectioneries, foods and tobacco).  The Plastic Packaging segment designs and manufactures plastic containers, bottles, and preforms.  The primary end-use markets for this segment are agrochemicals and other specialty chemicals, and food and beverages.  General corporate expenses are shown as Corporate.

Segments are determined by the “management approach” as described in SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, which we adopted in 1998.  Management assesses continuing operations based on operating income before interest and taxes derived from similar groupings of products and services.  Consistent with management’s assessment of performance, goodwill impairments, gains (losses) on divestitures and restructuring expenses, asset impairments and other exit costs are excluded from segment operating income.

There were no material intersegment sales in fiscal years 2008, 2007 or 2006.  No single customer represented more than 10 percent of total net sales.  Net sales are attributed to geographic areas based on the location of the segment’s geographically managed operations.  Segment identifiable assets are those that are directly used in segment operations.  Corporate assets are primarily cash, certain nontrade receivables and other assets. Long-lived assets are primarily property, plant and equipment.

Financial Information by Business Segment:

(in millions)	2008	2007	2006
Net sales:
Paperboard Packaging	$793.9	$879.7	$840.4
Plastic Packaging	185.0	179.9	155.0
Consolidated net sales	$978.9	$1,059.6	$995.4

Operating income:
Paperboard Packaging		$17.4	$42.3	$46.2
Plastic Packaging		15.8	20.4	17.9
Corporate		(14.3)	(15.6)	(15.3)
Goodwill impairment charge		(288.0)	—	(14.3)
Restructuring charges, asset impairments and other exit costs		(46.0)	(15.8)	(33.4)
Gain (loss) on divestitures		—	1.5	3.1
Consolidated operating income (loss)	$	(315.1)	$32.8	$4.2
Identifiable assets:
Paperboard Packaging		$436.7	$880.0	$859.9
Plastic Packaging		156.2	207.8	171.3
Corporate		55.2	103.5	78.8
Consolidated assets		$648.1	1,191.3	$1,110.0
Capital expenditures:
Paperboard Packaging		$29.3	$35.7	$28.1
Plastic Packaging		4.1	13.9	7.7
Corporate		—	—	—
Consolidated capital expenditures		$33.4	$49.6	$35.8
Depreciation and amortization:
Paperboard Packaging		$41.9	$45.9	$48.4
Plastic Packaging		7.5	7.3	7.8
Corporate		0.1	0.2	0.2
Discontinued operations		—	—	0.2
Consolidated depreciation and amortization		$49.5	$53.4	$56.6

Geographic Information:

(in millions)	2008	2007	2006
Net sales:
United Kingdom	$442.7	$497.3	$ 498.6
Germany	129.4	149.4	127.5
Ireland	101.5	103.1	90.6
France	94.4	91.3	82.1
U.S.	56.7	61.5	57.3
Belgium	53.8	52.6	53.1
South Africa	48.9	53.0	40.8
Other	51.5	51.4	45.4
Total	$978.9	$1,059.6	$ 995.4

Long-lived assets:
United Kingdom	77.4	$166.3	$ 172.3
U.S.	37.9	127.7	101.1
Germany	60.9	53.4	65.4
France	27.0	30.1	24.9
Ireland	28.9	29.2	25.5
Belgium	21.9	27.2	27.1
South Africa	12.6	16.1	11.7
Other	23.7	32.8	13.7
Total	$290.3	$482.8	$ 441.7

Recent Quarterly Results (Unaudited)

 (in millions, except per share data)
					Per Share
	Net Sales	Gross Profit	Income from Continuing Operations	Net Income	Income from Continuing Operations		Earnings		Dividends Declared
Quarter					Basic	Diluted	Basic	Diluted
2008
First(a)	$252.9	$34.8	$(7.4)	$(7.8)	$(0.38)	$(0.38)	$(0.40)	$(0.40)	-
Second(b)	251.4	38.1	(227.7)	(261.0)	(11.67)	(11.67)	(13.38)	(13.38)	-
Third(c)	248.2	37.1	(6.1)	(8.3)	(0.31)	(0.31)	(0.42)	(0.42)	-
Fourth(d)	226.4	32.7	(145.6)	(146.5)	(7.46)	(7.46)	(7.51)	(7.51)	-
Year	$978.9	$142.7	$(386.8)	$(423.6)	$(19.83)	$(19.83)	$(21.72)	$(21.72)	-
2007
First(e)	$272.0	$49.6	$1.9	$1.7	$0.10	$0.10	$0.09	$0.09	$0.22
Second(f)	250.9	43.0	(10.6)	(11.5)	(0.54)	(0.54)	(0.59)	(0.59)	-
Third(g)	266.4	47.4	4.8	4.3	0.25	0.25	0.22	0.22	-
Fourth(h)	270.3	39.2	(5.6)	(5.7)	(0.29)	(0.29)	(0.30)	(0.30)	-
Year	$1,059.6	$179.2	$(9.5)	$(11.2)	$(0.49)	$(0.49)	$(0.58)	$(0.58)	$0.22

(a)	The first quarter of fiscal 2008 included restructuring charges of $0.4 million, net of income taxes.
(b)	The second quarter of fiscal 2008 included restructuring charges of $3.5 million, net of income taxes; and a goodwill impairment charge of $215.5 million, net of income taxes.
(c)	The third quarter of fiscal 2008 included other financing costs of $2.6 million, net of income taxes and restructuring charges of $0.1 million, net of income taxes.
(d)
The fourth quarter of fiscal 2008 included a goodwill impairment charge of $72.5 million, net of income taxes; an asset impairment charge of $25.3 million, net of income taxes; other financing costs of $22.2 million, net of income taxes; and restructuring charges of $9.3 million, net of income taxes.

(e)	The first quarter of fiscal 2007 included restructuring charges of $0.7 million, net of income taxes.
(f)	The second quarter of fiscal 2007 included restructuring charges of $9.3 million, net of income taxes.
(g)
The third quarter of fiscal 2007 included restructuring charges of $2.9 million, net of income taxes; an income tax benefit of $3.5 million related to the resolution of income tax contingencies; and an income tax benefit of $1.2 million resulting from a re-evaluation of our deferred taxes for changes in U.K. tax law and changes in statutory tax rates for the U.K. and Germany.

(h)
The fourth quarter of fiscal 2007 included restructuring charges of $0.5 million, net of income taxes; and a gain on divestiture on $1.5 million, net of income tax related to the sale of the Company’s plastic packaging operation in Lurgan.

17           Subsequent Events (Unaudited)

On December 29, 2008, subsequent to our fiscal year-end 2008, the Chesapeake Chapter 11 Debtors filed voluntary petitions under Chapter 11 of the U.S. Bankruptcy Code (see “Note 2 – Liquidity/Going Concern”).

Accounting Requirements

American Institute of Certified Public Accountants Statement of Position 90-7 Financial Reporting by Entities in Reorganization under the Bankruptcy Code (SOP 90-7) applies to a companies’ financial statements while operating under the provisions of Chapter 11.  SOP 90-7 does not change the application of generally accepted accounting principles in the preparation of financial statements.  However, it does require that the financial statements for periods subsequent to the filing of the Chapter 11 petition distinguish transactions and events that are directly associated with the reorganization from the ongoing operations of the business. Revenues, expenses, realized gains and losses and provisions for losses that can be directly associated with the reorganization and restructuring of the business must be reported separately as reorganization items in the statements of operations beginning in the quarter ended March 29, 2009. Our balance sheet must distinguish pre-petition liabilities subject to compromise from both those pre-petition liabilities that are not subject to compromise and from post-petition liabilities. Liabilities that may be affected by a plan of reorganization must be reported at the amounts expected to be allowed, even if they may be settled for lesser amounts. In addition, cash provided by reorganization items must be disclosed separately in our statement of cash flows. We adopted SOP 90-7 effective December 29, 2008 and we will segregate those items outlined above for all reporting periods subsequent to that date.

Chapter 11 Schedules

The Chesapeake Chapter 11 Debtors represented $58.4 million of revenue; $48.9 million in operating losses including goodwill impairment charges, asset impairment charges and restructuring charges of $31.2 million; and $106.6 million in net income for fiscal 2008.

At the time of filing under Chapter 11 as of the close of business on December 29, 2008, the Chesapeake Chapter 11 Debtors had $610.0 million of liabilities that became subject to compromise.  This included the following:

(in millions)
Debt	$464.4
Environmental liability	64.2
Accounts payable and accrued expenses	27.1
Pensions and post retirement benefits	30.8
Long-term income taxes payable	21.4
Other liabilities	2.1

In addition the Chesapeake Chapter 11 Debtors had total assets of $1.0 billion of which $990.4 million were related to investments in and amounts due from related subsidiaries.